Exhibit (a)(1)(A)

SUNLINK HEALTH SYSTEMS, INC.

Notice of Share Repurchase Program

THE SHARE REPURCHASE PROGRAM WILL EXPIRE AT

4:00 P.M., NEW YORK CITY TIME, ON JANUARY 31, 2020,

UNLESS THE PROGRAM IS EXTENDED OR EARLIER TERMINATED

(SUCH TIME, AS IT MAY BE EXTENDED OR TERMINATED, THE “EXPIRATION TIME”).

SunLink Health Systems, Inc., an Ohio corporation (the “Company,” “SunLink,” “we,” “our” or “us”), is pleased to announce that the Company’s Board of Directors (the “Board”) has approved and plans to implement a share repurchase program (the “Program”) whereby an unaffiliated broker retained by the Company and acting on behalf of SunLink (the “Company Broker”) may purchase on behalf of the Company, for cash, up to $750,000 of the Company’s common shares, no par value per share (the “shares”) through open market transactions at prevailing market prices upon the terms and subject to the conditions described in this Notice of Share Repurchase Program (this “Notice”). Under the Program, the Company may also purchase shares in privately negotiated transactions.

The purchases under the Program are not conditioned upon the purchase or sale of any minimum number of shares in an applicable transaction. The Program does not require the Company to purchase any minimum number of shares pursuant to the Program. Purchases of shares under the Program are, however, subject to certain terms and conditions including, in the case of open market purchases on behalf of the Company, settlement of the applicable transaction in the ordinary course. See Section 7.

Our shares are listed on the NYSE American, LLC stock exchange (the “NYSE American Exchange”) and trade under the symbol “SSY.” On October 14, 2019, the reported closing price of our shares on the NYSE American Exchange was $1.15 per share. On October 7, 2019, the last full trading day prior to the announcement of the Program, the reported closing price of our shares on the NYSE American Exchange was $1.11 per share. You are urged to obtain current market quotations for our shares before deciding whether, and at what price or prices, to sell your shares. See Section 8.

Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Program or passed upon the merits or fairness of the Program or passed upon the adequacy or accuracy of the information contained in this Notice. Any representation to the contrary is a criminal offense.

Notice of Share Repurchase Program, dated October 15, 2019

IMPORTANT

The Board has authorized the Program. However, none of the Company, the Board or the Company’s Broker makes any recommendation to you as to whether you should sell or refrain from selling your shares in the market or otherwise. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to sell your shares, whether into the market or otherwise, and, if so, how many shares to sell. Because of the nature of open market transactions and the Program, you will not know whether your shares are being purchased by the Company or some other market participant. In deciding whether or not to sell your shares in the market or otherwise, you should evaluate the purpose and potential effects of the Program. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

None of our directors, executive officers or their affiliates have informed the Company that they currently intend to sell shares into the market during the pendency of the Program. See Section 12.

Our delivery of this Notice shall not under any circumstances create any implication that the information contained in this Notice is correct as of any time other than the date of this Notice or that there have been no changes in the information included or incorporated by reference herein or in the affairs of SunLink or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Program other than the information and representations contained in this Notice. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by the Company, the Board or the Company’s Broker.

i

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience and in accordance with applicable law. This summary term sheet highlights certain material information in this Notice, but you should realize that it does not describe all of the details of the Program to the same extent described elsewhere in this Notice. To understand the Program fully and for a more complete description of the terms of the Program, you should read carefully this entire Notice. Where we have deemed it helpful, we have included references in this summary term sheet to the other sections of this Notice where you will find a more complete description of the topics in this summary.

Section 1. Certain Questions and Answers.

What is the Program? Who is sponsoring the Program?

The Program is a share repurchase program whereby a broker acting on behalf of SunLink Health Systems, Inc., the issuer of the shares, may purchase on behalf of SunLink for cash up to $750,000 of the shares through open market transactions at prevailing market prices upon the terms and subject to the conditions described in this Notice.

What is the purpose of the Program?

The purpose of the Program is to return capital to shareholders who wish to sell their shares, to increase the liquidity of the market for the shares during the pendency of the Program, and allow holders of the shares a purely voluntary opportunity to receive a return of some or all of their investment, in a tax efficient manner, if they so elect. The Board, with the assistance of management, has reviewed a variety of alternatives for employing the Company’s available financial resources. The Board considered the various alternatives to the Program as well as the Company’s business strategy, operations, cash and working capital needs, financial condition, and expectations for the future. After such consideration, the Board approved the adoption of the Program. See Section 14.

How will the Program be implemented?

The Program will implemented through open market purchases by an unaffiliated broker retained by the Company. The Program and each individual purchase thereunder are intended to comply with both Rule 10b-18 and Rule 10b5-1 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Company Broker will only purchase shares where it can do so under Rule 10b-18 and Rule 10b5-1. Rule 10b-18 regulates when the Company (or the Company’s Broker acting on behalf of the Company) can purchase shares in the market, the price of purchases, and the volume of purchases. Rule 10b5-1 allows persons, including the Company, to purchase a predetermined number of shares at a predetermined time. Subject to compliance with Rule 10b-18, the Program gives the Company Broker the exclusive right to determine when to make purchases under the Plan as long as the broker does so without any material non-public information. See Section 7.

How will the purchase price for shares purchased pursuant to the Program be determined?

The Company will inform the Company Broker at the start of the Program with respect to the maximum price that SunLink is prepared to pay to purchase shares in open market transactions. See Section 8 for recent market prices for transactions in our shares. However, actual purchases in open market transactions pursuant to the Program must be effected in accordance with the requirements of Rule 10b-18. See Section 7.

How many shares can be purchased pursuant to the Program?

The maximum number of shares authorized for purchase under the Program cannot be determined because the authorization for purchases under the Program was made based on a total dollar authorization of $750,000 for the purchase of shares under the Program. However, the maximum number of shares that can be purchased on a daily basis in open market transactions will be limited to amounts permitted by Rule 10b-18. The Program is not conditioned upon any minimum number of shares being purchased. The Program is, however, subject to a number of other terms and conditions. See Section 7.

How do I sell my shares in open market transactions?

If you want to sell all or any portion of your shares in an open market transaction during the pendency of the Program, you must do one of the following prior to the Expiration Time:

•

if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact your broker or other nominee and have your broker or other nominee instruct such person to sell the shares you wish to sell; or

•	if you hold certificates in your own name, arrange for the transfer of your shares to a market participant, such as a broker-dealer, and instruct such person to sell the shares you wish to sell.

Beneficial owners wishing to sell their shares during the pendency of the Program should contact their broker, dealer, commercial bank, trust company or other nominee on a timely basis in order to determine the times by which such owner must take action in order to sell their shares into the market to allow settlement of the transaction before the Expiration Time.

How will SunLink fund the Program and pay for shares purchased pursuant to the Program and what impact will such payments have on the finances of the Company?

We intend to fund any purchase of shares pursuant to the Program, including the Company’s related fees and expenses, from cash on hand. In considering the Program, our management and our Board took into account the expected financial impact of the Program on our liquidity. Assuming SunLink purchases shares for the $750,000 maximum amount authorized for the purchase of shares under the Program, we believe that our anticipated cash flow from operations and our financial condition will be adequate for our needs for at least the next twelve months. See Section 4 and Section 5. However, actual results may differ significantly from our expectations. See “FORWARD LOOKING STATEMENTS”.

What are conditions to the Program?

The Program is intended to be conducted in accordance with Rule 10b-18, Rule 10b5-1, and the terms of the Program. Because the Program is for open market purchases at market prices, generally there are no conditions to any individual purchase otherwise authorized under the Program and effected pursuant to the Program other than that the transactions comply with applicable law and the settlement of such individual trades in the ordinary course before the Expiration Time. See Section 7.

How will the Program affect the number of SunLink shares outstanding and the number of record holders?

As of September 23, 2019, SunLink had 6,986,855 issued and outstanding shares. The actual number of shares purchased pursuant to the Program will depend on the number of shares sold in open market transactions which can be, and which are, purchased pursuant to the Program. Likewise, the number of shares outstanding immediately following completion of the Program will depend on the number of shares purchased pursuant to the Program. See Section 7.

Finally, if any of our shareholders:

•	who hold shares in their own name as holders of record; or

•	who are “registered holders” as participants in the DTC’s system whose names appear on a security position listing,

sell all their shares during the pendency of the Program and such shares are purchased either pursuant to the Program or by other existing market participants of record, then the number of our record holders may be reduced. See Section 5.

Shareholders who do not sell their shares during the pendency of the Program or who sell fewer shares than are purchased pursuant to the Program or who purchase more shares prior to the Expiration Time than are purchased pursuant to the Program will realize an increase in their relative percentage ownership interest in the Company following the completion of the Program. See Section 5.

Does the Program affect the number of shares that I can sell?

No. The Program does not affect the number of shares that you may elect to sell into the market, the number of market transactions you may seek to engage in or the price at which you elect to seek to sell your shares. However, the Program may increase the liquidity of the market for the shares and increase your ability to sell shares into the market during the pendency of the Program.

Will I have to pay brokerage fees and commissions if SunLink purchases my shares pursuant to the Program?

Yes. The Program is designed to purchase shares in open market purchases. As such, your broker-dealer will not know whether shares you are selling are being purchased by the Company Broker for SunLink or another person. Likewise, SunLink will not know your identity in connection with the transaction other than in connection with the execution and settlement of the transaction, if at all. If you sell your shares into the market through a broker, dealer, commercial bank, trust company, nominee or other market participant, it is likely that such person will charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine the charges that will apply if you wish to sell your shares into the market. See Section 7 and Section 9.

Will I have to pay a stock transfer tax if SunLink purchases shares pursuant to the Program?

Perhaps. Whether or not you have to pay a stock transfer tax will depend on the laws of the jurisdiction applicable to you and any sale of your shares. Whether or not you have to pay a stock transfer tax will not be affected by whether SunLink is the purchaser of your shares pursuant to the Program. See Section 7 and Section 9.

If the shares that I sell in open market transactions are purchased by SunLink pursuant to the Program, when and how will SunLink pay for the shares that it purchases under the Program?

We will pay for any shares we purchase under the Program in the same way that shares are settled and paid for in other ordinary market transactions. Settlement marks the official transfer of securities to the buyer’s account and cash to the seller’s account. Settlement occurs two business days after the day the order executes. Another way to remember this is through the abbreviation T+2, or trade date plus two days. For example, if you were to execute an order on Monday, it would typically settle on Wednesday. That means that if you have a securities certificate, you may need to deliver your securities certificate to your broker-dealer earlier or through different means than you do today. If you hold your securities with your broker-dealer, your broker-dealer will deliver the securities on your behalf one day earlier. If you have a margin account, consult your broker to see how the “T+2” settlement cycle might affect your margin agreement. See Section 7.

What is a recent market price for the Company’s shares?

On October 7, 2019, the last full trading day prior to the announcement of the Program, the reported closing price of our shares on the NYSE American Exchange was $1.11 per share. You are urged to obtain current market quotations for our shares before deciding whether to sell your shares either in open market transactions or otherwise. See Section 8.

What will happen if I do not sell my shares during the pendency of the Program?

Shareholders who do not sell their shares before the Expiration Time will retain their shares. If the Company purchases shares pursuant to the Program, the number of outstanding shares will decrease and shareholders who acquired their shares prior to any purchases under the Program and who do not otherwise dispose of any shares will have an automatic increase in their percentage ownership. The liquidity of the market may increase during the pendency of the Program and decrease after the expiration of the Program. The market for SunLink’s shares also may become less liquid after the expiration of the Program if a material number of shares are purchased pursuant to the Program especially if the Company becomes eligible to deregister the shares under the Exchange Act. See Section 5.

What is the accounting treatment for the Company of shares repurchased pursuant to the Program?

The accounting for the purchase of shares pursuant to the Program will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase pursuant to the Program and a corresponding reduction in our cash and cash equivalents. Purchased shares will be cancelled and returned to the status of authorized but unissued shares. See Section 10.

Are there any special tax consequences in connection with a sale of shares to the Company pursuant to the Program?

No. The Company does not expect that an open market sale should result in special consequences where the purchaser happens to be the Company under the Program rather than another market participant. However, we cannot assure you that the IRS might not take a contrary position. See Section 14 for a discussion of the anticipated tax treatment to sellers of shares in open market transactions where the Company is the purchaser pursuant to the Program.

EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO SUCH SHAREHOLDER OF SALES OF SHARES IN OPEN MARKET TRANSACTIONS WHERE THE COMPANY IS THE PURCHASER PURSUANT TO THE PROGRAM.

Has SunLink or its Board adopted a position on the Program or whether shareholders should sell their shares during the pendency of the Program?

Yes. On October3, 2019, our Board authorized and approved the Program. As discussed in Section 6, the Company’s Board, on behalf of the Company, believes that the Program, taken as a whole, is procedurally and substantively fair to the unaffiliated shareholders of the Company including both those who sell their shares in open market transactions and receive payment under the Program and those who continue to hold the shares after the conclusion of the Program. However, while our Board has authorized the Program, it has not, nor has the Company, or the Company’s Broker made, and they are not making, any recommendation to you as to whether you should sell or refrain from selling your shares in the market or otherwise. You must make your own decisions as to whether to sell your shares (during the pendency of the Program or otherwise) and, if so, how many shares to sell and the price at which you wish to sell or seek to sell your shares. In doing so, you should read carefully the information in, or incorporated by reference in, this Notice, including the purposes, effects, and potential effects of the Program, a reduction in the number of the Company’s shareholders of record or both. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker. See Section 6.

Do any SunLink directors or executive officers or affiliates currently intend to sell their shares into the market during the pendency of the Program?

No. None of our directors and executive officers or their affiliates have advised us that they currently intend to sell shares in the open market during the pendency of the Program. See Section 12.

Could the Program or purchases pursuant to the Program entitle the Company to Deregister?

Yes. Based on recent information, the Company has slightly more than 300 holders of record and about 600 “non-objecting beneficial owners, or NOBOs, who have consented to the disclosure of their beneficial ownership to the Company. The Program and purchases thereunder possibly could have the effect of reducing the number of holders of record of shares, which, depending on the extent of the reduction, could permit the Company to deregister the shares under the Exchange Act and cease being a public reporting company (collectively, “Deregistration”). The Company cannot predict whether purchases of shares pursuant to the Program will result in, or are reasonably likely to result in, a reduction in the number of holders of record that would be sufficient to allow Deregistration. However, purchases of shares pursuant to the Program may result in a reduction in the number of shareholders of record such that the Company would be able to deregister. In such event, management might recommend and the Board might approve Deregistration if they conclude Deregistration is in the best interests of the Company. Management and the Board each currently believe that Deregistration could result in significant cost savings to the Company. Accordingly, the Company is treating the Program as a potential Deregistration, or going private transaction and has filed a Schedule 13E-3 (of which this Notice is an exhibit) with the SEC and is providing its shareholders with the same information as is required in a transaction intended to or which could reasonably be expected to result in Deregistration.

Whether or not the Program results in the Company qualifying for Deregistration or is delisted from the NYSE American stock exchange—whether or not the Company actually implements Deregistration—the Company, in the future, may purchase additional shares. After the completion or termination of the Program, we may purchase additional shares in the open market pursuant to another share repurchase program. Similarly, we could amend the Program to extend the termination date or increase the amount of cash authorized to fund the Program. We may also purchase shares in private transactions during or after the Program, subject to compliance with applicable law. After completion or termination of the Program, we may purchase additional shares pursuant to exchange offers, tender offers, private purchases, further open market purchases or otherwise. Any other purchases may be on the same terms as, or on terms more or less favorable than the terms of open market transactions during the pendency of the Program whether or not SunLink is the counter party in such open market purchases pursuant to the Program. Because the Program is not a tender offer, Rule 13e-4 under the Exchange Act does not prohibit SunLink or our affiliates from purchasing shares, other than through the Program, until at least 10 business days after the expiration or termination of the Program. However, any such purchases, if material, could require us to amend our Schedule 13E-3 in connection with the Program or file a separate Schedule 13E-3 in connection with such purchases. Accordingly, SunLink currently does not anticipate making purchases pursuant to privately negotiated transactions during the pendency of the Program. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Program, our business and financial position and general economic and market conditions, and requirements of applicable law. For example, if we were to elect to commence a tender offer during the scheduled pendency of the Program we would suspend or terminate the Program in order to comply with Rule 13e-4. See Section 7.

Can the Program be extended, amended or terminated and, if so, under what circumstances?

Yes, we can terminate the Program or extend the Expiration Time for the Program in our sole discretion at any time, subject to compliance with applicable laws. Currently, we do not expect to terminate the Program early or extend the Program beyond its initial scheduled expiration time but we may do so in our sole discretion subject to applicable law. If we were to extend the Expiration Time for the Program, the length of any extension that we may provide has not been determined. See Section 7.

How will I be notified if the Program is extended, amended or terminated?

If the Expiration Time for the Program is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We will announce any material amendment to or termination of the Program by issuing a press release announcing the amendment or termination. See Section 7.

This initial Notice will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Will you amend the Schedule 13e-3 in connection with the Program?

Yes. We will amend the Schedule 13e-3:

(i) in accordance with Rule 13e-3(d), including pursuant to Rule 13e-3(d)(2) to promptly report any material changes in the information set forth in this Notice or in the Schedule as previously filed including, without limitation, any material change in the amount authorized under the Program, any early termination of the Program, an extension of the Program, any material change in the number of holders of record or any material purchases of shares outside of the Program;

(ii) more generally to comply with the requirements of Rule 13e-3(b)(1) including the prohibition in any going private transaction against the issuer making any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading pursuant to Rule 13e-3(b)(1)(ii) or if the failure to amend the Schedule would result in a violation of clauses (i) or (iii) of Rule 13e-3(b)(1) which prohibit conduct that would be misleading or fraudulent conduct; and

(iii) to report the final results of the Program pursuant to Rule 13e-3(d)(3).

SPECIAL FACTORS WITH RESPECT TO THE PROGRAM

Section 2. Purpose of the Program.

As previously noted, the market for the Company’s shares is thinly traded and relatively illiquid. The primary purpose of the Program is to return capital to shareholders who choose to sell and increase the liquidity of the market for the Company’s shares during the pendency of the Program. The Program allows holders a purely voluntary opportunity to receive a return of some or all of their investment, in a tax efficient manner, if they so elect, especially in light of SunLink’s current business strategy and cash assets. However, this Section 2 through Section 6 also addresses “special factors” applicable in the event the Company becomes eligible to deregister its shares as a result of purchases pursuant to the Program or otherwise and subsequently chooses to become a private company. The purpose of Deregistration likely would be to reduce the Company’s expenses and reduce management distractions associated with being a public company. See—“Potential Effects of Deregistration” in Section 5.

SunLink estimates that as a result of Deregistration it could save approximately $400,000 in annual out-of-pocket costs associated with being a public company. For a break-down of such estimated savings, refer to—“Potential Effects of Deregistration.” The estimated out-of-pocket cost savings described in such Section 5 represent, in the view of the Company, the minimum costs to SunLink of being a public company. As stated in Section 8—“Other Plans or Proposals and Certain Transactions,” the Company currently has no definitive plans or proposals for any extraordinary transaction. The Company believes its size, the underperforming nature of its existing operations, the changed nature of the healthcare business, its relative lack of capital resources, the thin, relatively illiquid, market for its shares, and the fact that the shares have traded below book value for prolonged periods, all do not make the Company, in the abstract, a particularly attractive vehicle with which to make acquisitions or as a merger candidate. Accordingly, if after the Program, the Company were to be eligible for Deregistration and in the judgment of the Board, the benefits of Deregistration then outweighed the benefits of non-Deregistration, the Company would take action to implement Deregistration. The timing of Deregistration would be dependent on the eligibility of the Company for Deregistration, the then assessment of the Board as to the then current circumstances, the extent to which such circumstances differ from the Company’s current circumstances, and the prospects of the Company involuntarily being again subject to a requirement to register the shares under the Exchange Act. In evaluating any Deregistration determination, the Board can be expected to examine the then profitability of the Company’s then existing businesses, the Company’s then current liquidity and capital resources, the attractiveness of the Company as a public company in pursuing new businesses or extraordinary transactions, and the benefits versus the costs of maintaining some potential additional degree of liquidity for shareholders merely by virtue of being a listed, publicly traded, and reporting company.

Potential material effects of Deregistration subsequent to the Program include reduced costs, relief from the reporting requirements of the Exchange Act, less shareholder access to information (although the Company currently intends to provide annual audited financial statements to shareholders for the fiscal year in which any Deregistration occurs, there would be no requirement that it do so), the delisting of the shares from the NYSE American Exchange, and a likely reduction in liquidity of the trading market for the shares. See—“Potential Effects of Deregistration”. The tax consequences of the sales of shares in open market transactions where the shares are purchased by the Company pursuant to the Program are described in Section 14. Deregistration itself would not have any material U.S. federal income tax consequences solely as a result thereof.

Section 3. Alternatives to the Program; Prior Share Purchases.

The Board considered several alternative methods of providing liquidity to shareholders and the potential impact of such alternatives on the ability of the Company to go private including: (1) a share repurchase program; (2) a tender offer, open to either holders of odd lots (less than 100 shares) or all holders; (3) a cash dividend; (4) a reverse stock split; (5) a cash-out merger; and (6) a reclassification of shares.

A tender offer was considered and rejected in light of: (1) the lack of interest by odd-lot holders in an odd-lot tender offer commenced in February 2013 for odd lot shares, which was open to holders of odd lots only, and was completed in March 2013, resulting in the purchase of 2,705 shares at a purchase price of $1.50 per share plus a $100 bonus for each tender for an aggregate purchase price of $10,858 (the “2013 Odd Lot Offer”); (2) the relative lack of interest in a tender offer commenced in January 2017 for 3,000,000 shares, which was open to all holders and was completed in February 2017, resulting in the purchase of only 280,800 shares at a purchase price of $1.50 per share for an aggregate purchase price of $421,200 (the “January 2017 Offer”); and (3) the interest in a tender offer commenced in November 2017 for $2,500,000 of shares which was open to all holders and was completed in December 2017, resulting in the purchase of 1,745,751 shares (a substantial portion of which was sold by officers and directors of the Company or their affiliates) at a purchase price of $1.60 per share for an aggregate purchase price of $2,793,202 (the “December 2017 Tender Offer”).

Following the 2013 Odd Lot Offer the Company ceased affirmative efforts to reduce the number of record holders of its shares in order to permit Deregistration. Because the Company could not predict the impact of either of the two subsequent tender offers, it filed each offer as a potential going private transaction. Although the December 2017 Tender Offer was over-subscribed, the December 2017 Tender Offer, as with the prior tender offers, did not result in a material reduction in the number of record holders in connection with the results of such offer.

In considering and rejecting a new tender offer, the Board concluded that a new tender offer would likely disproportionately benefit large shareholders without any ancillary benefit of a material reduction in the total number of record holders to a level sufficient to enable the Company to deregister its shares with the SEC and cease being a public company.

In considering and rejecting payment of a cash dividend the Board concluded that payment of a dividend would not enhance liquidity for shareholders seeking to reduce their investment in the Company, would not offer the possibility of capital gain or loss treatment for income tax purposes to individual shareholders, and would not offer the potential for reducing the Company’s ongoing costs by reducing the number of shareholders.

Management did not recommend and the Board did not give any strong consideration to a reverse stock split, a reorganization through a cash-out merger or a reclassification of shares because of the necessity under the Company’s charter of obtaining the approval of at least 66-2/3% of all outstanding shares in connection with any such transactions.

Previously in late November 2018, the Board adopted a share repurchase program that authorized the Company to purchase up to 300,000 shares (the “2018 Share Repurchase Program”). Under the 2018 Share Repurchase Program, the Company could repurchase shares in open market and privately negotiated transactions and block trades in accordance with applicable securities laws and regulations. In adopting the 2018 Share Repurchase Program, the Company had concluded that such program was unlikely to result in or potentially result in the Company having the ability to go private and such program was not intended as a step toward Deregistration; instead, the purpose of such program was to increase the liquidity of the market for the shares and allow holders of the shares a purely voluntary opportunity to receive a return of some or all of their investment, in a tax efficient manner, if they so elected. On December 13, 2018, the Company announced it had purchased the 300,000 shares authorized under the 2018 Share Repurchase Program, and that the Board had authorized an additional 450,000 shares to be purchased under such program. The 2018 Share Repurchase Program terminated on October 3, 2019. A total of 359,959 shares were purchased in open market transactions or privately negotiation transactions pursuant to the 2018 Share Repurchase Program before its termination. The number of shares purchased, the range of prices paid in each quarter during the pendency of the 2018 Share Repurchase Program, and the average purchase price paid for purchases pursuant to such program for each quarter during the pendency of the 2018 Share Repurchase Program was as follows:

	Shares Purchased	Range	Average Price
Fiscal Year Ending June 30, 2020
Second Quarter	0	N/A	N/A
(ending October 3, 2019)
First Quarter	0	N/A	N/A
Fiscal Year Ending June 30, 2019
Fourth Quarter	0	N/A	N/A
Third Quarter	0	N/A	N/A
Second Quarter	359,959	$1.14 to $1.02	$1.03
(beginning November 29, 2018)

In light of the shareholder interest in the 2018 Share Repurchase Program in the second quarter of fiscal 2019 and what management believed to be the favorable impact on the liquidity of the market for the shares from the 2018 Share Repurchase Program during the pendency of such program, management of the Company and the Board believe a new share repurchase program would be favorably received by unaffiliated shareholders, potentially would increase the liquidity of the market for the shares and allow holders of the shares a purely voluntary opportunity to receive a return of some or all of their investment, in a tax efficient manner, if they so elect. Accordingly, after also considering the factors listed below, in September and October 2019, management recommended and in October 2019 the Board approved a new open market share repurchase program.

Management also recommended the new open market repurchase program in light of further analysis and favorable clarification with respect to the regulatory requirements associated with an open market repurchase programs where such program could have the effect of causing the Company to go private.

Section 4. Reasons for the Program, sizing of the Program, and timing of the adoption of the Program.

Management recommended and the Board determined to authorize the Program at the current time and in the authorized amount of funding in light of the:

•	current business strategy of the Company,

•	prospects for the sale of certain assets of the Company including the uncertain timing of the disposition, if at all, of underperforming assets,

•	recent and longer term financial performance of the Company including losses from operations and negative cash flow from operations,

•

belief of management and the Board that the Company lacks the ability to borrow money on acceptable terms, if at all, and the need for the Company to rely upon cash on hand, cash from operations, and cash from asset sales to fund its cash requirements for working capital, capital expenditures, commitments, and payments of principal and interest on existing indebtedness,

•

management’s and the Board’s belief that there currently are not attractive new investments available to the Company in the business segments in which the Company currently operates or other desirable acquisition opportunities,

•	amount of available cash of the Company,

•	amount of available cash believed to be necessary to fund an open market repurchase program of meaningful size to shareholders,

•	impact on the Company’s working capital of the use of a portion of available cash to fund the Program,

•	anticipated future cash needs of the Company, and

•	absence of contractual restrictions on utilizing available cash to fund a new open market repurchase program.

While management considered all of such factors in making its recommendation in favor of the Program and the Board considered all of such factors in exercising its business judgment to authorize the Program, there was no specific further quantitative analysis or specific methodology used to evaluate the current business strategy of the Company or to calculate the amount of funding authorized for the purchase of shares under the Program in light thereof and individual Board members may have placed greater or lesser weight on individual considerations in reaching their judgment to authorize the Program and the amount of funding authorized for the purchase of shares thereunder.

The current business strategy of SunLink is to focus its efforts on improving the operations, services, and profitability of its subsidiaries’ existing Healthcare Services and Pharmacy businesses while continuing to seek to sell certain of its underperforming subsidiaries or their assets as well as seeking to sell surplus assets consisting primarily of excess real estate and improvements thereon.

•	The Company’s remaining operating subsidiaries in the Healthcare Services segment consist of:

•

A subsidiary, which owns and operates two facilities, each located in Houston, Mississippi adjacent to each other, each of which focus primarily on senior healthcare services: Trace Regional Hospital, an 84-licensed-bed acute care hospital, which includes an 18-bed geriatric psychiatry unit, and Floy Dyer Nursing Home, a 66-bed nursing home.

•	A subsidiary, SunLink Health Systems Technology, Inc., which provides information technology to outside customers and to SunLink subsidiaries.

•	The Company’s remaining operating subsidiaries in the Pharmacy Segment, collectively are engaged in four service lines:

•	Retail pharmacy products and services, which are conducted in rural markets at three retail locations in Louisiana;

•

Institutional pharmacy services consisting of the provision of specialty and non-specialty pharmaceuticals and biological products to institutional clients or to patients in institutional settings, such as nursing homes, specialty hospitals, hospices, and correctional facilities;

•	Non-institutional pharmacy services consisting of providing pharmaceutical and biological products to clients or patients in non-institutional settings such as residential homes; and

•	Durable medical equipment consisting primarily of the sale and rental of products for nursing home and patient-administered home care.

For the fiscal year ended June 30, 2019, SunLink reported a loss from continuing operations of $1,996,000 (a loss of $0.28 per fully diluted share) compared to a loss from continuing operations of $226,000 (a loss of $0.03 per fully diluted share) for the prior year. For the fiscal year ended June 30, 2019, SunLink reported a net loss of $1,754,000 ($0.25 per fully diluted share) compared to a net loss of $1,593,000 (or a loss of $0.19 per fully diluted share) for the fiscal year ended June 30, 2018. Earnings from discontinued operations were $242,000 ($0.03 per fully diluted share) for the fiscal year ended June 30, 2019 compared to a loss from discontinued operations of $1,367,000 (or a loss of $0.17 per fully diluted share) for the fiscal year ended June 30, 2018. Moreover, the Company has incurred losses from continuing operations in the last six fiscal quarters through the quarter ending June 30, 2019.

The Company’s most recent material disposition of assets was in March 2019, when a subsidiary of the Company completed the sale of a nursing home and related real estate for $7,300,000 subject to adjustment for the book value of certain assets and liabilities on the sale date. The pre-tax gain on the sale was $2,136,000, which is also subject to adjustment for the book value of certain assets and liabilities on the sale date. There is no assurance that any further sales of underperforming assets can be negotiated or will be authorized by the Board or, if authorized, when or if any such transactions will be completed or, if completed, will result in net cash proceeds to the Company on a before or after tax basis.

At June 30, 2019, the Company had cash and cash equivalents (available cash) and restricted cash of approximately $7,742,000. The Company estimates that at September 30, 2019 it had aggregate available cash of approximately $7,000,000.

In addition to using a portion of its available cash to fund the repurchase of shares pursuant to the Program, the Company may use a portion of its available cash, as well as any net proceeds from future dispositions of assets, to: pay or prepay debt for money borrowed (approximately $3,000,000 at June 30, 2019), fund working capital needs, make upgrades and improvements to its existing facilities or operations (subject to the availability of capital resources and the Company’s evaluation of the continued utility of such upgrades and/or improvements), return capital to shareholders, including through potential public or private purchases of shares during or after the Program, and for other general corporate purposes.

In approving the Program, after evaluating the proposed size of the Program, the amount of the Company’s available cash and restricted cash and anticipated future cash needs, the Board concluded that, subject to the risks and uncertainties discussed in this Notice and in the Company’s periodic reports, the Company would have adequate financing and liquidity to support its current level of operations through at least the next twelve months even if the Program were to be fully utilized.

While management considered all of such factors in making its recommendation in favor of the Program and the Board considered all of such factors in exercising its business judgment to authorize the Program, there was no specific further quantitative analysis or specific methodology used to calculate the future cash needs of the Company and individual Board members may have placed greater or lesser weight on individual considerations in reaching their judgment to authorize the Program and the amount of funding authorized for purchases of shares under the Program in light of their judgment about the Company’s future cash needs.

Section 5. Potential Material Effects of the Program.

This Section describes the potential material effects of the Program and any subsequent Deregistration on both unaffiliated shareholders and affiliated shareholders, including if such shareholders continue to hold shares in the Company following the termination of the Program. Unless specifically noted, the effects below will or could affect both unaffiliated shareholders and affiliated shareholders or the shares or the Company generally.

Potential Effects of the Program on the Number of Outstanding Shares. As of September 23, 2019, the Company had 6,986,855 shares issued and outstanding. Shares acquired pursuant to the Program will be cancelled and return to the status of authorized but unissued shares. We have no current plans for reissuance of any shares purchased pursuant to the Program. Our purchase of shares pursuant to the Program will reduce the number of our shares that might otherwise trade publicly. The actual number of shares outstanding will depend on the number of shares purchased pursuant to the Program.

Potential Effects of the Program on the Number of Shareholders and the Number of Holders of Record. As of September 23, 2019, the Company had 306 holders of record, based on a recent shareholders list, and 648 non-objecting beneficial owners. Although the 2018 Share Repurchase Program resulted in a reduction in the number of shares outstanding and in the number of holders of record and NOBO holders, the Company cannot predict whether the results of the Program will or is reasonably likely to result in a reduction in either the number of shareholders of record or total shareholders, including beneficial owners.

Potential Effects on the Number of Unaffiliated Shareholders and Shareholdings of Unaffiliated Shareholders.

As of September 23, 2019, approximately 2,802,601 shares or 40.1% of the Company’s 6,986,855 total outstanding shares were held by affiliated shareholders. Because certain of our executive officers, directors and their affiliates have indicated their intent potentially to sell shares in the market during the pendency of the Program and because we are unable to estimate the extent to which shares held by unaffiliated shareholders will be purchased pursuant to the Program, we are unable to estimate the number of unaffiliated shareholders or the number of shares that may be held by affiliated or non-affiliated shareholders if the Program is fully utilized. However, if none of our executive officers, directors and their affiliates sell shares in the open market and if the Program is fully subscribed with purchases at $1.11 per share, the closing price of the shares on the day prior to the announcement of the Program, the Company would purchase 675,000 shares, the number of outstanding shares would decrease to 6,310,505 and the percentage of shares held by affiliates would increase to approximately 44.4%.

Potential Effects of the Program on Holders of Odd Lots and the Number of Odd Lot Holders. Holders of odd lots (less than 100 shares) do not have any special rights or benefits under or as a result of the Program. Holders of odd lots may be subject to odd lot discounts that might apply to sales of odd lots in open market transactions or make their holdings less attractive to potential market participants desiring to hold their investment in the company in even multiples of even lots. Of the 306 holders of record as of September 23, 2019, 157 held fewer than 100 shares. Based on a NOBO list, we believe there are approximately 204 additional odd lot holders. Based on the number of odd lot holders holding shares or constituting beneficial holders holding shares in street name but who have not objected to the disclosure of their positions in connection with the NOBO list, the identity and nature of our record holders and the size of their positions, and the limited number of odd lot holders who tendered in our 2013 Odd Lot Offer (discussed elsewhere), we cannot predict whether the Program will, or is reasonably likely to, result in holders of odd lots or other small positions electing to sell their shares in open market transactions during the pendency of the Program.

Effects of the Program on the Rights of Shares. Except as noted in this Notice, the rights associated with shares will be unaffected by the Program; there will be no changes with respect to dividend, voting, liquidation or other rights associated with the shares. As noted above, shares acquired pursuant to the Program will be cancelled and returned to the status of authorized but unissued shares. Although, the Company’s 2014 Shareholder Rights Plan and its 2016 Tax Benefits Preservation Rights Plan, and Tax Benefits Charter Amendment remain in full force and effect, the effect of any changes to existing ownership percentages solely as a result of a decrease in the number of shares outstanding as a result of purchases of shares pursuant to the Program will not trigger the respective rights plans.

Potential Effects on the Market for Our Shares. Trading in our shares is limited. Purchases of shares pursuant to the Program likely will reduce our “public float” (the number of shares of our shares owned by non-affiliated shareholders and available for trading in the securities markets), and may reduce the number of our shareholders and the liquidity of our shares. The market for our shares may experience change in volatility as a result of a change in the composition of our shareholders or an increase in the percentage of shares outstanding that are owned by the Company’s executive officers, directors, and other affiliates. Our purchase of shares pursuant to the Program may reduce the volume of trading in the shares following termination of the Program and following termination of the Program may make it even more difficult to buy or sell significant amounts of shares without affecting the market price (if any) for our shares, which could adversely affect both continuing unaffiliated shareholders as well as continuing affiliated shareholders.

Potential Effects on the Company’s Financial Condition. Purchases under the Program will reduce the Company’s available cash. Even assuming the purchase of shares for the full amount of funding authorized for purchases under the Program, we believe that our anticipated cash flow from operations and our financial condition will be adequate for our needs for at least the next twelve months. Reductions in available cash to fund the Program may be offset in future period by cost savings if the Company’s shareholder servicing costs are reduced due to a reduction in the number of accounts and, if the Program results in the ability of the Company to deregister its shares and Deregistration occurs.

Potential Effects on the Company’s Net Operating Losses. SunLink may be the beneficiary of existing and future net operating loss carryforwards (“NOLs”). As of June 30, 2019, SunLink had estimated NOLs for federal income tax purposes of approximately $16,700,000. These NOLs expire primarily in fiscal 2023 through fiscal 2038; however, with the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”) on December 22, 2017, federal net operating loss carryforwards generated in taxable years beginning after December 31, 2017 now have no expiration date. At June 30, 2019, SunLink evaluated the need for a valuation against its deferred tax assets and determined that it was more likely than not that none of its deferred tax assets would be realized. Thus, the Company believes it is unlikely it will be able to use the majority of its NOLs in the future.

Future use of SunLink’s NOLs is subject to (1) the Company achieving taxable income, and (2) the limitation provisions of Internal Revenue Code Section 382 for periods prior to January 1, 2018. As a result, some or all of the NOLs may not be applied in the future. SunLink cannot estimate the exact amount of NOLs that it would be able to use to reduce any future income tax liability because SunLink cannot predict the amount and timing of its future taxable income. SunLink believes its NOLs are a valuable asset and has taken steps to avoid the IRC Section 382 limitation of its NOLs, including a shareholder rights provision and a Code of Regulations amendment to limit the risk of an IRC Section 382 limitation. Nevertheless, if an ownership change were to occur, the limitations imposed by Section 382 could result in a material amount of SunLink’s NOLs expiring unused and, therefore, significantly impair the value of SunLink’s NOLs. While the complexity of Section 382’s provisions and the limited knowledge that SunLink, like most other public companies generally, has about the ownership of its publicly traded common equity make it difficult to determine whether an ownership change has occurred, SunLink currently believes that an ownership change has not occurred and will not occur solely as a result of the Program even if the Program is fully utilized.

Potential Effects on the Company’s Officers, Directors, and other Affiliates. None of our directors and executive officers or their affiliates have advised us that they currently intend to sell shares in the open market during the pendency of the Program. However, during applicable window periods such directors, executive officers and affiliates may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market or other transactions at prices that may be more or less favorable than the prices otherwise paid during the pendency of the Program, whether pursuant to the Program or otherwise. Assuming that no such transactions occur, the beneficial ownership of our directors and executive officers will proportionately change as a percentage of our outstanding shares depending on the number of shares ultimately purchased pursuant to the Program. As is more thoroughly discussed elsewhere in this Notice, we cannot predict the percentage of our shares that will be owned by our executive officers, directors and affiliates following completion of the Program. Such percentage will depend on the exact number of shares purchased or sold by such holders and unaffiliated holders during the pendency of the Program, and the exact number of shares purchased pursuant to the Program.

Potential Effects on the Company’s Unaffiliated Shareholders. In addition to the effects that continuing unaffiliated holders would experience in common with continuing affiliated holders, the potential effects of the Program on unaffiliated holders may depend on the number of shares such holders own or seek to sell, including whether an individual unaffiliated holder remains a holder of shares following the completion of the Program, whether the Company becomes eligible to deregister its shares as a result, directly or indirectly of purchases pursuant to the Program, and whether such unaffiliated holder remains a holder following any Deregistration. As noted above, during the pendency of the Program, the Program may have the effect of providing shareholders with an opportunity to obtain liquidity via an open market transaction by providing additional liquidity to the market pursuant to the Program. By providing increased liquidity to the market, the Program may facilitate the ability of holders, especially unaffiliated holders, to reduce or eliminate their holdings in the Company’s shares if they so desire. Conversely, by providing increased liquidity to the market and potentially enabling some holders to reduce or eliminate their holdings in the Company’s shares, the Program may facilitate the ability of holders who wish to increase their percentage ownership in the Company but who wish to do so without making additional purchases in the market.

Shareholders who retain an equity interest in the Company after the completion of the Program will continue to be subject to the risks of such ownership. Depending on their actions during the pendency of the Program and the extent of purchases by the Company pursuant to the Program, some shareholders may realize an automatic increase in their relative ownership interest in the Company and would bear the attendant risks associated with an increased ownership interest and potentially an ownership interest in a non-reporting company. We can give no assurance as to the ability of a shareholder to sell shares in a market transaction or otherwise following the termination of the Program nor as to the price at which a shareholder may be able to sell its shares in the future, whether in a market transaction or otherwise, if at all.

Potential Effects of the Program on Deregistration. The Program could possibly have the effect of reducing the number of holders of record of the Company’s shares, which, in turn, depending on the extent of the reduction, could permit Deregistration. Management and the Board each believes that Deregistration could result in significant cost savings. The Company cannot predict whether purchases of shares pursuant to the Program will result in, or are reasonably likely to result in, a reduction in the number of holders of record which would be sufficient to allow Deregistration; however, because purchases of shares pursuant to the Program possibly could have such result, and because, in such event, management and the Board would likely again undertake the same analysis to evaluate Deregistration and the Company might seek Deregistration if management and the Board conclude, at that time, that it is in the best interests of the Company, the Company is treating the Program as a going private transaction and has filed a Schedule 13E-3 (of which this Notice is an exhibit) with the SEC and is providing its shareholders with the same information as is required in a transaction intended to or which could reasonably be expected to result in Deregistration.

Potential Effects of the Program on the Listing of Our Shares on the NYSE American Exchange. The Program is not conditioned upon our having determined that the consummation of purchases under the Program will or will not cause the shares to be delisted from the NYSE American Exchange. Under the public distribution criteria for continued listing on such exchange, the Company must have at least 300 shareholders of record, at least 200,000 outstanding shares (exclusive of holdings of officers, directors, controlling shareholders or other family or holders of 10% or more), and a market value for its publicly held outstanding shares of at least $1,000,000 for more than 90 consecutive days. The NYSE American Exchange also has other financial criteria for continued listing including historical financial criteria and that the financial condition of the Company is not impaired. The Company does not believe that the Program, even if fully utilized, would result in an impairment of the Company’s financial condition or the conditions to continued listing other than potentially the number of holders of record. However, if our total number of public shareholders becomes less than 300, our shares would not qualify for continued listing on the NYSE American Exchange. In the event the shares are delisted from the NYSE American Exchange, the continued quotation of such shares in any over-the-counter market as well as the availability of any trading in the shares in any over-the-counter will depend, in part, on the nature and extent of continued publicly available information about SunLink.

Potential Effects of Deregistration.

Potential Effects of Deregistration on the Company. In the event that the effect of purchases pursuant to the Program is to reduce the number of shareholders of record to less than 300 and thereby allow SunLink to deregister its shares under, and thereby cease to be a reporting company under, the Exchange Act and if the Board were to decide at the time of such reduction or at any time thereafter while SunLink has fewer than 300 holders of record that it was in the best interests of the Company to deregister the shares and cease to be a reporting company, SunLink’s duty to file periodic reports with the SEC would be suspended upon deregistration of its shares for as long as it has fewer than 300 shareholders of record, and it would no longer be a public reporting company. In addition, SunLink would be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act. However, we would continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

If SunLink were to become a private company, management estimates that the Company could potentially save approximately $400,000 in annual out-of-pocket costs associated with being a public company. In addition, management and employees would be able to reallocate time associated with our SEC reporting activities to other Company operations.

Such estimated annual out-of-pocket cost savings were calculated based on the following categories and estimated cost savings as follows:

Estimated Cost Savings
Directors’ fees and expenses	$40,000
Section 404 audit fees and other audit and tax fees	70,000
Legal fees	100,000
EDGAR formatting and filing costs	70,000
Printing and mailing costs	10,000
Shareholder relations	50,000
NYSE American Exchange Listing Fees	45,000
Miscellaneous	15,000

Total annual costs	$400,000

The annual cost savings set forth above were only estimates and did not include any allocation of compensation paid to officers and employees of the Company for time they spend on compliance with securities laws or any insurance cost savings resulting from being a private company. The actual savings that SunLink might realize from going private may be higher or lower than the above estimates. Except as indicated, the estimates were based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in recent financial statements and (ii) allocation to each category of management’s estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status. In some, but not all, instances, these cost savings expectations were based on verifiable assumptions. For example, SunLink’s auditing fees would be reduced if SunLink ceased to be a public reporting company due to the elimination of fees for interim services. In addition, the costs associated with retaining legal counsel to assist us in complying with the Exchange Act reporting requirements would be eliminated if we no longer file reports with the SEC.

Potential Effects of Deregistration on Affiliates of the Company. If we were to become a private company, our “affiliates,” who consist of our executive officers, directors, and any shareholders who own more than 10% of the Company’s shares, would be relieved from complying with the stock ownership reporting requirements and “short swing profit” trading restrictions under Section 16 of the Exchange Act, as well as many of the provisions of the Sarbanes-Oxley Act. Our affiliates also would lose the ability to dispose of their Company shares pursuant to the safe harbor, from the general registration requirement, of Rule 144 under the Securities Act of 1933, as amended, unless the Company makes certain information about the Company publicly available. Moreover, shares acquired upon the exercise of options under the Company’s equity plans likely would be “restricted securities” under Rule 144, which would restrict the ability of all option holders, whether or not directors or executive officers, to sell shares acquired on the exercise of their options.

Potential Effects of Deregistration on information about the Company. If the purchase of shares pursuant to the Program results in the ability of the Company to deregister its shares, and if the Board were to thereafter determine that the Company should cease to be a reporting company, and the Company in fact ceases to be a reporting company, affiliated and unaffiliated continuing holders (i.e. holders of shares who retain an ownership interest in the Company) would likely have less access to information about the Company, especially if such continuing holder is an unaffiliated shareholder. Although in the event of Deregistration, the Company would expect, at least initially, to continue to provide annual audited financial statements and proxy statements to its shareholders, there would be no requirement that it do so. Any proxy statement or information statement would no longer be required to and would not contain at least some of the information specified by the SEC. In addition, to the extent permitted by Ohio or other applicable law or the governing documents of the Company, as in effect at a future date, shareholder action could be taken by written consent without the necessity of furnishing shareholders with a proxy statement or information statement except for such information as may be required to be furnished or filed by applicable state law. Even if provided, such documents likely would not be as detailed or extensive as the information we currently file with the SEC and deliver to shareholders, and our financial statements likely would not be accompanied by management’s discussion and analysis in the same detail, if at all. It would be more difficult for our shareholders to obtain information about us from public sources.

Under Rule 15c2-11, brokers and dealers are prohibited from publishing any quotation for a security, directly or indirectly, or submitting any such quotation for publication, in any quotation medium unless such broker or dealer has in its records the documents and information required by the rule (“Paragraph A Current Information”), and, based upon a review of such information together with any other documents and information required by the rule (“Paragraph B Information”), has a reasonable basis under the circumstances for believing that the Paragraph A Information is accurate in all material respects, and that the sources of the Paragraph A information are reliable. Market Makers may post quotations in securities of companies with limited financial information only if they can demonstrate to the Financial Industry Regulatory Authority (“FINRA”) that the requirements of Rule 15c2-11 are being satisfied. There can be no assurance that the public information made available by the Company after Deregistration would meet the information requirements of Rule 15c2-11.

Effects of Deregistration on the status of shares as “margin securities”. The Federal Reserve Board, self-regulatory organizations (SROs) such as FINRA and the securities exchanges, have rules that govern the extension of credit by brokers and dealers to their customers using securities as collateral. Brokerage firms can establish their own “house” requirements that are more restrictive than those rules. Although the Company believes the shares are currently “margin securities” under the rules of the Federal Reserve Board, FINRA rules require minimum account values for margin accounts and many broker-dealers will not extend credit to their customers if the securities have a low trading price per share. Accordingly, the Company believes that for many shareholders the shares cannot be used as margin securities. However, even if a broker-dealer currently is willing to accept our shares as margin securities, if our shares cease to be eligible for trading on a national securities exchange our shares will cease to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

The Company cannot predict the effect of exact effect that the above impacts would have on the liquidity of the Company but believes shareholder would likely experience a reduction in liquidity due to Deregistration beyond any reduction that is likely to result solely from purchases of shares pursuant to the Program.

Potential Effects of Deregistration on corporate organization and governance. In connection with any Deregistration, SunLink may review whether continued incorporation under Ohio law is in the best interests of the Company and its shareholders. There can be no assurance as to the timing of any such evaluations or, whether management recommend or the Board will approve any changes or as to the timing of any such changes. However, following any Deregistration, we might reevaluate our existing management structure and the size and composition of our Board; particularly in the event we were to dispose of additional facilities and/or business segments and/or business lines.

Potential Effects of the Program or Deregistration on Other Matters. Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Notice that relate to or would result in any of extraordinary events discussed in Section 8, we continue to evaluate opportunities for increasing shareholder value, and we may undertake or plan actions that relate to or could result in one or more of these events. In furtherance thereof, our management periodically assesses possible acquisitions, divestitures and other extraordinary corporate transactions as well as indebtedness, capitalization, special dividends or changes in dividend policy and other matters. To the extent the Company expends cash to fund the Program, its cash resources will be reduced, which could have an adverse impact on the Company’s ability to fund other transactions or to incur indebtedness. Although the Company believes Deregistration could reduce the Company’s costs, we cannot predict what effect Deregistration would otherwise have on the Company’s ability to effect any of the extraordinary events discussed in Section 8 or other transactions.

Section 6. Fairness of the Program

The Program was approved by a unanimous vote of the Board. Approval of the Program by the Board was not subject to any further approval by the Company’s shareholders. The Board, on behalf of the Company, believes that the Program, as a whole, is procedurally and substantively fair to the unaffiliated shareholders of the Company, both those who elect to sell their shares in an open market transaction where the shares are purchased by the Company pursuant to the Program and those who elect not to sell their shares in an open market transaction and continue to hold the shares after the Program is completed.

In reaching the determination that the Program is fair to all of the Company’s shareholders, including its unaffiliated shareholders, the Board considered all factors as a whole. In making its determination, the Board was guided by the fact that its fairness determination relates to the Program as a whole and not the fairness of any individual transaction under the Program. In reaching its determination, the Board’s believed that most, if not all, purchases under the Program are expected to be in open market transactions that, by definition, will occur at the current market price and that by electing to sell shares in a market transaction, a selling shareholder will already have determined that the price such shareholder has set for the sale of his shares is fair for such shareholder’s shares. The Board concluded that historical market prices, net book value, going concern value, and liquidation value are irrelevant to the fairness of the Program.

Buttressing the Board’s view of the irrelevance of such other valuation methodologies was the fact that shareholders who elect to sell in open market transactions will not know the identity of the counterparty to their open market transaction at the time they make the decision to sell. Sellers who sell into the market during the pendency of the Program will have already made a determination to sell and will not know whether the Company or a unaffiliated market participant is the counterparty to the sale. Thus, virtually by definition, the opinion of the Board with respect to fairness is irreverent to the decision of the shareholder to sell shares because an individual selling shareholder will not know the identity of the counterparty at the time of his investment decision.

Furthermore, in evaluating the fairness of the Program in the exercise of its business judgment, the Board did not believe that the Board could establish an intrinsic value for the shares or even a range of fair value. Likewise, because the Company cannot predict the price at which a shareholder may elect to sell his shares in an open market transaction, the Company cannot evaluate such price against historical market prices, net book value, a going concern value, or a liquidation value. However, an open market transaction in which the Company happens to be the counterparty will necessarily be at the current market price.

Although not relevant to the fairness of the Program, the Board also considered the fact that the Company’s Notice to Shareholders with respect to the Program would disclose a variety of information that an individual shareholder might wish to consider in connection with such shareholder’s decision to sell his shares an open market sale. Such information includes the historical range of prices in open market transaction over the Company’s last two fiscal years and the Company’s fiscal year to date and the net book value of the shares as of the end of each quarter during the Company’s last two fiscal years.

The Program was adopted without regard to a specific determination of the going concern value of the Company. The Board did not engage financial advisors to perform nor did management perform any specific analysis to determine the going concern value of the Company because of the difficulty and speculative nature of such determination. Going concern value is often referred to as the “fair value” of the corporation as a whole, which is sometimes called its “enterprise value”. Phrased another way, going concern value is the value of a company as an operating venture. The difference between the liquidation value and the going-concern value is the value of intangibles associated with the running of the business, such as goodwill and intellectual property. The Company’s intellectual property consists largely of operating manuals and policies that are not unique in the healthcare industry and its electronic health records systems that are not proprietary to the Company. Accordingly, the Board did not believe any specific going concern value would exceed a range between recent market prices and recent book values of the shares, each of which is disclosed in this Notice. Further, traditional valuation techniques are built on the assumption of a going concern, i.e., a business that has continuing operations and where there is no significant threat to those operations. In discounted cash flow valuations, which the Company believes many analysts implicitly consider to be a going concern valuation, this going concern assumption finds its place most prominently in the terminal value calculation, which usually is based upon an infinite life and ever-growing cash flows. In relative valuation, this going concern assumption often shows up implicitly because a company is valued based upon how other companies which may be more healthy are priced by the market. The Board did not believe that a discounted cash flow analysis would be particularly meaningful because of the lack of public companies sufficiently comparable to SunLink, especially in light of its size, the underperformance of the Company in recent years, the fact that the Company has incurred losses from continuing operations in the last six fiscal quarters through the quarter ended June 30, 2019, continuing weak results from the Company’s operating businesses, the continued deterioration of the rural healthcare market in general in Georgia and Mississippi, the sale of all but one hospital, one nursing home, the pharmacy business, and certain non-core and non-operating assets prior to the authorization of the Program, and the absence of meaningful information with respect to the prospects for the sale of additional assets or business segments, including underperforming assets. Accordingly, the Board did not believe that a going concern analysis or discounted cash flow analysis would be particularly meaningful in evaluating the fairness of the Program based on open market purchases, the potential value of the shares, or any future determination of the Company to go private.

The Program also was authorized without regard to a specific determination of the liquidation value of the Company. Although the Board briefly considered the question of the potential liquidation value with Company management, the Program and the size of the Program was determined by the factors listed in this notice without regard to liquidation value. The Board did not obtain any appraisals or engage financial advisors to perform an analysis to determine the liquidation value of the Company for such reasons and because (i) there are no current plans to liquidate the Company, (ii) the Company believes that any disposal of underperforming assets or of underperforming business segments will continue to occur, if at all, over time, (iii) of the difficulty and speculative nature of such determination, and (iv) the objective in disposing of under-performing assets or one or more business segments is to return the Company to profitability, albeit as a much smaller company. In determining not to conduct a detailed liquidation analysis, the Board was cognizant of the fact that the potential disposition value of individual assets, facilities, and/or business segments are influenced by many factors beyond the operating performance of an individual facility, asset or segment. Such factors include but are not limited to many of the factors described elsewhere in this Notice under “Forward-Looking Statements.” Additional factors include the number of competitors in the business segment or service area of the business or facility, the proximity of facilities to other existing and potential facilities, the demographics of the service area for the segment or facility, the financial condition and number of potential acquirers, the market share and/or market domination of competitors for the segment or facility, the ease of entry into the market, including whether a certificate of need or other regulatory approvals are required, the acquisition strategies of competitors, particularly local competitors, the desire of new companies to enter the market area, the availability of capital resources to potential acquirers, and more. Further, the liquidation value of assets can vary significantly depending on the context of their potential disposition.

As noted above, in considering whether to seek a formal liquidation analysis, the Board discussed with management potential liquidation value. Management informed the Board that management’s current, informal estimates of such value, based solely on internal estimates, not based on any recent appraisals or third-party transaction data, and subject to the issues noted above, of what management considered might be the potential range for liquidation value for the Company (as a public reporting company) would be between $1.45 per share and $1.64 per share based in part upon estimates of prices obtained from the sale of SunLink healthcare facilities since 2012, the current and recent operating performance of the Company’s remaining assets, the cost of extinguishing the Company’s recorded liabilities, and the expected decline in cash during a liquidation period, with no point within such range being more probable. Management noted that such estimate was based on an assumed liquidation period of 24 months and was after estimates for taxes (and including the utilization of tax net operating losses), transaction costs, and net proceeds and was based on the then current numbers of shares outstanding and the on-going expenses of the Company as a public reporting company. Such estimate included an estimation by management of the cost of potential contingent liabilities that the Company may have to recognize in the future as a result of its multiple asset sales transactions, two hospital closures, and other known and unknown factors. Such informal estimates of liquidation value were less than the book value per share of the Company but higher than recent market prices. Management cautioned that such estimate was extremely informal and was not intended to be relied upon by any third parties, and that ultimately any liquidation may result in a liquidation value that falls materially outside the range estimated above. Given the many uncertainties associated with management’s estimate of potential liquidation valuation and for the other reasons noted above, the Board did not consider that such informal estimates were particularly relevant and, at best, simply one of several factors to be considered in evaluating the fairness of the Program or any subsequent determination of the Company to go private if the results of the Program would allow SunLink to deregister its shares.

Finally, because the prices that may be paid in open market transactions where the Company is the counterparty will be established by the sellers in the market, subject to pricing requirements under Rule 10b-18 and the Plan, the Board did not consider that the prices paid by the Company in any transaction during the current fiscal year or the two most recent fiscal years were relevant to the fairness of the Program. See Section 3 for a description of certain prior stock purchases by the Company.

Neither the Company nor, to its knowledge after due inquiry, any affiliate of the Company has received any report, opinion or appraisal from an outside party that is materially related to the Program or any potential subsequent Rule 13e-3 transaction, including, but not limited to: any report, opinion or appraisal relating to the fairness of market values paid or which might be paid pursuant to the Program or the fairness of the consideration which might be payable by the Company in open market transactions pursuant to the Program or otherwise with respect to the valuation of the shares generally. The Board did not retain any unaffiliated person to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the Program and/or preparing a report concerning the fairness of the Program. Likewise, the Company did not make any provision in connection with the Program to grant unaffiliated shareholders access to the corporate files of the Company or to obtain counsel or appraisal services at the expense of the Company. Shareholders are not entitled to any appraisal rights as a result of the Program.

Because all of the Company’s directors, except for Mr. Thornton, are non-employee directors and because sales by shareholders in the open market are voluntary, the Board chose not to form a special committee of the Board to evaluate whether to authorize a share repurchase program and likewise chose not to retain a financial advisor to assist it in evaluating whether to authorize the Program or the size of the Program. The Board did not believe a fairness opinion would have been meaningful with respect to the fairness of a share repurchase program based on open market repurchases. The Board also elected not to obtain a fairness opinion because the Board believed that a fairness opinion could not establish the fairness of the Program but rather only an abstract estimate of the value for the shares which could only have estimated, at best, a variety of potential values and a variety of potential ranges of value with no point within any such ranges being more definitive with respect to the value of the shares than any other point within such ranges.

Finally, most broadly among the factors favoring the fairness of the Program were:

•

The Program does not affect the ability of shareholders to decide for themselves whether the price that such shareholder can obtain in the open market is fair. Sales of shares in open market transactions are entirely voluntary and may or may not have the Company as a counterparty. No shareholder is required to sell shares, either in whole or in part.

•

Notice of the Program and disclosure of the implications and potential implications of the Program are being provided to all shareholders. If the Program results in the number of shareholders falling below 300 and the Company were to determine to seek Deregistration, the Notice provides the information the Company would be required to provide if it were actively pursuing a going private strategy. Accordingly, shareholders are able to evaluate the potential benefits and detriments of Deregistration in the event that a consequence of the Program is the ability of the Company qualifying for Deregistration.

•

There are no pending proposals for the disposition of Company assets that are believed to be reasonably likely to have a material effect on the Company’s financial condition and the market price of the shares.

In reaching its determinations with respect to the Program, the Board did not assign any specific weight to any specific factor. Individual directors may have given different weight to different factors. None of the factors that the Board considered, however, led the Board to believe that the Program is unfair to any of the Company’s shareholders.

Neither the Company, its management, its Board or the Company Broker is making any recommendation to the Company’s shareholders as to whether they should engage in any transaction with respect to the shares, including, but not limited to, open market sales of shares during the pendency of the Program.

Section 7. The Program

Program Sponsor. SunLink Health Systems, Inc. is the sponsor of the Share Repurchase Program. Our executive offices are located at 900 Circle 75 Parkway, Suite 1120, Atlanta, Georgia 30339, and our telephone number is (770) 933-7000. Our website address is www.sunlinkhealth.com. Information contained on our website is neither part of, nor incorporated by reference into, this Notice

The Program. The Program is a share repurchase program whereby an unaffiliated broker retained by the Company and acting on behalf of SunLink may purchase on behalf of the Company, for cash, up to $750,000 of the Company’s shares) through open market transactions at prevailing market prices upon the terms and subject to the conditions described in this Notice.

As of September 23, 2019, SunLink had 6,986,855 shares issued and outstanding. The Company is authorized to expend up to $750,000 to purchase shares under the Program. The number of shares that will be purchased pursuant to the Program, if any, will not be known until after the expiration or termination of the Program and will depend on the price of shares purchased in the market pursuant to the Program. Based on the closing market price for the shares as of the day immediately preceding the announcement of the Program and assuming that the Program is fully utilized to purchase shares at an assumed price of $1.11 per share (equal to the closing market price for the shares as of the day immediately preceding the announcement of the Program) the number of shares that would be issued and outstanding after the expiration or termination of the Program would be 6,311,180. Holders are cautioned that such historical closing price does not necessarily represent the price at which shares may be sold in future open market transactions, including in transactions where the shares are purchased pursuant to the Program. See Section 8 for certain high and low closing sales prices per share for the periods specified.

Assuming that the Program is fully utilized, assuming no shares are issued pursuant to the exercise of any outstanding options during the pendency of the Program, and assuming shares are purchased pursuant to the Program at an average price equal to the closing market price for the shares as of the day immediately preceding the announcement of the Program, the Company would purchase shares under the Program represents approximately 9.6% of the total number of shares issued and outstanding as of September 30, 2019.

Transactions Pursuant to the Program; Determination of Eligible Pricing and Purchases; Maximum Daily Purchases; Settlement of Trades; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. Transactions pursuant to the Program will be in open market transactions with settlement in the ordinary course for such transactions.

Under Rule 10b-18, purchases pursuant to the Program must be effected at a purchase price that:

(i) Does not exceed the highest independent bid or the last independent transaction price, whichever is higher, quoted or reported in the consolidated system at the time the Rule 10b-18 purchase is effected;

(ii) For securities for which bids and transaction prices are not quoted or reported in the consolidated system, Rule 10b-18 purchases must be effected at a purchase price that does not exceed the highest independent bid or the last independent transaction price, whichever is higher, displayed and disseminated on any national securities exchange or on any inter-dealer quotation system that displays at least two priced quotations for the security, at the time the Rule 10b-18 purchase is effected; and

(iii) For all other securities, Rule 10b-18 purchases must be effected at a price no higher than the highest independent bid obtained from three independent dealers.

The maximum number of shares authorized for purchase under the Program cannot be determined because the authorization for purchases under the Program was made based on a total dollar authorization of $750,000 for the purchase of shares under the Program. However, to comply with Rule 10b-18, the total volume of purchases effected by or for the Company on any single day must not exceed 25 percent of the average daily trading volume (“ADTV”) during for the two full calendar months immediately preceding, or any consecutive 60 calendar days ending within the 10 calendar days preceding, the determination of the price for the individual market purchase. However, once each week, in lieu of purchasing under the 25 percent of ADTV limit for that day, the Company Broker on behalf of SunLink may effect one block purchase if:

(i) No other Rule 10b-18 purchases are effected that day, and

(ii) The block purchase is not included when calculating the shares four week ADTV under Rule 10b-18.

The Program is not conditioned upon any minimum number of shares being purchased. The Program is, however, subject to a number of other terms and conditions.

We will pay for any shares we purchase under the Program in the same way that shares are settled and paid for in other ordinary market transactions. Settlement marks the official transfer of securities to the buyer’s account and cash to the seller’s account. Settlement occurs two business days after the day the order executes. Another way to remember this is through the abbreviation T+2, or trade date plus two days. For example, if you were to execute an order on Monday, it would typically settle on Wednesday. That means that if you have a securities certificate, you may need to deliver your securities certificate to your broker-dealer earlier or through different means than you do today. If you hold your securities with your broker-dealer, your broker-dealer will deliver the securities on your behalf one day earlier. If you have a margin account, consult your broker to see how the “T+2” settlement cycle might affect your margin agreement.

Whether or not the trade is a transaction in which the Company is purchasing shares pursuant to the Program, it is the responsibility of the individual selling shareholder in connection with any open market transaction for the sale of his shares to be able to deliver good title to the shares including, as applicable, certificates for the shares if the shares are being transferred other than pursuant to book-entry. If any certificate representing any of our shares has been lost or destroyed, the shareholder or his nominee should promptly notify the Company’s transfer agent for the shares and follow the procedures for replacing lost or destroyed certificates in sufficient time to allow the settlement of any trade pursuant to the Program in the ordinary course within the “T+2” settlement cycle. All documents in connection with the settlement of an individual trade where the shares are being purchased pursuant to the Program must be delivered to the Company Broker and not to the Company or its transfer agent.

Subject to the terms of the Program, questions as to the individual transactions to be entered into pursuant to the Program, including the timing and methodology of open market purchases, including block trades, number of shares to be purchased, the ability to purchase shares pursuant to the Program, including compliance with Rule 10b-18 and Rule 10b5-1, and the validity of settlement including effective transfer of title to the shares will be determined, to the maximum extent permitted by applicable law, by SunLink or the Company Broker, on behalf of SunLink, in its or their sole discretion. To the maximum extent permitted by applicable law, SunLink reserves the right to refuse to settle any transaction if it believes that such transaction could reasonably be expected to result in an ownership change that reasonably could be expected to result in a loss of some or all of SunLink’s existing net operating loss carryforwards. SunLink also reserves the absolute right to refuse to settle any trade pursuant to the Program that it determines may be unlawful. SunLink also reserves the absolute right to waive or to cause the Company Broker to waive any defect or irregularity in the settlement of any trade, whether or not SunLink waives similar defects or irregularities in the case of any other shareholder or the settlement of any other trade. Neither SunLink nor the Company Broker will not be liable for failure to waive any condition of the Program, or any defect or irregularity in connection with the settlement of any individual trade. None of SunLink, the Company Broker or any other person will be obligated to give notice of any defects or irregularities in connection with any proposed settlement, nor will any of them incur any liability for failure to give any such notice.

Termination or Extension of the Program; Amendment. SunLink expressly reserves the right, in its sole discretion and subject to applicable law, to suspend, terminate, or extend the Program at any time and from time to time, subject to compliance with applicable laws and subject to our obligation to pay for shares purchased pursuant to the Program pursuant to ordinary settlement. If we suspend, terminate, or extend the Program we will make a public announcement of such suspension, termination, extension or amendment.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the terms of the Program in any respect. Amendments to the Program may be made at any time and from time to time. In the case of an extension, the notice of the amendment will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Program will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service or, to the extent permitted by applicable law, amending the Schedule 13e-3 filed with the SEC.

We will amend the Schedule 13e-3:

(i) in accordance with Rule 13e-3(d), including pursuant to Rule 13e-3(d)(2) to promptly report any material changes in the information set forth in this Notice or in the Schedule as previously filed including, without limitation, any material change in the amount authorized under the Program, any early termination of the Program, an extension of the Program, any material change in the number of holders of record or any material purchases of shares outside of the Program;

(ii) more generally to comply with the requirements of Rule 13e-3(b)(1) including the prohibition in any going private transaction against the issuer making any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading pursuant to Rule 13e-3(b)(1)(ii) or if the failure to amend the Schedule would result in a violation of clauses (i) or (iii) of Rule 13e-3(b)(1) which prohibit conduct that would be misleading or fraudulent conduct; and

(iii) to report the final results of the Program pursuant to Rule 13e-3(d)(3).

If we materially change the terms of the Program or the information concerning the Program, or if we waive a material condition of the Program, or if we elect to terminate the Program early or if we elect to extend the Program we will evaluate whether the Program will remain open for a minimum period following material changes in the terms of the Program or information concerning the Program will depend on the facts and circumstances, including the relative materiality of such terms or information. However, if:

•

we increase by more than 2% or decrease the amount of cash authorized for expenditure under the Program or change the authorization under the Program from a dollar amount to any authorization expressed as a number or percentage of shares sought pursuant to the Program;

•	the number of holders of record has decreased below 300 and we propose to terminate the Program before the scheduled Expiration Time; and

•

the Program is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such change or development is first published, sent or given to shareholders in the manner specified in this Section 14, then, the Program will be extended so that it will remain open for a period of ten business days from and including the date that notice of such development is first published, sent or given to shareholders in the manner specified in this Section 7. For purposes of the Program, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Miscellaneous We are not aware of any jurisdiction where implementation of the Program is not in compliance with applicable law. If we become aware of any jurisdiction where the purchase of shares in open market transactions pursuant to the Program is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law, provided such compliance will not affect the ability of the Program to comply with Rule 10b-18 or Rule 10b5-1or the terms of the Program generally. If, after such good faith effort, we cannot comply with the applicable law, purchases of shares under the Program will not be made from or on behalf of the holders of shares in that jurisdiction.

We have filed with the Securities and Exchange Commission a Schedule 13E-3 that contains additional information and documentation with respect to the Program. The Schedule 13E-3, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 15 with respect to information concerning us.

Section 8. Certain Company Information

Stock Exchange Listing and Share Symbol. Our shares are listed and traded on the NYSE American Exchange under the symbol “SSY”.

Price Range of Shares. The high and low closing sales prices per share for each fiscal quarterly period to date in fiscal 2020 and for each quarterly period in fiscal 2019 and in fiscal 2018, respectively, are as follows:

	High	Low
Fiscal Year Ending June 30, 2020
Second Quarter (through October 14, 2019)	$1.24	$1.11
First Quarter	$1.56	$1.13

Fiscal Year Ending June 30, 2019
Fourth Quarter	$1.67	$1.41
Third Quarter	$1.59	$1.10
Second Quarter	$1.39	$0.98
First Quarter	$1.52	$1.26

Fiscal Year Ended June 30, 2018
Four Quarter	$1.63	$1.26
Third Quarter	$1.60	$1.36
Second Quarter	$1.63	$1.43
First Quarter	$1.66	$1.49

On October 14, 2019, the reported closing price of our shares on NYSE American Exchange was $1.15 per share. On October 7, 2019, the last full trading day prior to the announcement of the Program, the reported closing price of our shares on the NYSE American Exchange was $1.11 per share. You are urged to obtain current market quotations for our shares before deciding whether to sell your shares in the open market.

Book Value of Shares. The book value per share as of the end of each fiscal quarter in fiscal 2019 and fiscal 2018, respectively, were as follows:

Book Value
Fiscal Year Ending June 30, 2019
Fourth Quarter	$2.15
Third Quarter	$2.47
Second Quarter	$2.32
First Quarter	$2.21

Fiscal Year Ended June 30, 2018
Four Quarter	$2.34
Third Quarter	$2.50
Second Quarter	$2.58
First Quarter	$2.33

The Company’s high and low closing sales prices per share for each quarter to date in fiscal 2020 and for each quarter in fiscal 2019 and in fiscal 2018, respectively, have not been equal to or greater than the corresponding quarterly book value at quarter end in the corresponding fiscal periods.

No Recent Prior Public Offerings for Cash. SunLink has not made any underwritten public offering of its shares for cash during the current or past three fiscal years.

Dividend Policy. SunLink does not currently pay cash or other dividends and has not paid any cash or other dividends for at least the last two fiscal years. Historically, SunLink has retained its earnings for use in the operation of its business and, therefore, does not anticipate declaring or paying regular cash or other dividends in the foreseeable future. Any future determination to declare or pay cash or other dividends will be determined by the Board and will depend on SunLink’s financial condition, results of operations, business, prospects, capital requirements, credit agreements, available cash, and such other matters as the Board may consider relevant.

Other Plans or Proposals and Certain Transactions; Absence of Certain Significant Corporate Events. Except as disclosed or incorporated by reference in this Notice, during the past two fiscal years or the current fiscal year to date, SunLink has not received any firm offers with respect to:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving SunLink or any of its material subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of SunLink or any of its subsidiaries; or

•	a purchase of the Company’s shares that would enable the holder to exercise control of SunLink.

However, as reported in SunLink’s Annual Report on Form 10-K for the Year ended June 30, 2019: :

•

in October 2018, a subsidiary of the Company sold a vacant medical office building and approximately two adjacent acres of undeveloped land for approximately $935,000 (the “Dahlonega Land Sale”) for which the Company received net proceeds from the sale of approximately $935,000, after expenses, which was retained for working capital and general corporate purposes. The pre-tax gain on the sale of such property was approximately $452,000, which was included in the Company’s results for the year ended June 30, 2019

•

in March 2019, a subsidiary of the Company sold its Parkside Ellijay Nursing Home and related real estate for approximately $7,300,000 (the “Parkside Asset Sale”), subject to adjustment for the book value of certain assets and liabilities on the sale date, which was retained for working capital and general corporate purposes.. The pre-tax gain on such sale was approximately $2,136,000, which is subject to adjustment for the book value of certain assets and liabilities on the sale date.

•

In September 2019, a subsidiary of the Company sold approximately 11.4 acres of undeveloped land for approximately $350,000 (the “Callaway Land Sale”) for which the Company received net proceeds from the sale of approximately $348,000, after expenses, which was retained for working capital and general corporate purposes. The pre-tax gain on the sale of such property was approximately $100,000, which will be included in the results for the fiscal quarter ended September 30, 2019.

As reported on in SunLink’s Current on Form 8-K dated October 15, 2019, in a press release dated October 8, 2019, the Company announced that its Board of Directors approved a $2,500,000 pre-payment of mortgage debt on its subsidiary which operates Trace Regional Hospital and Floy Dyer Nursing Home.

Except as disclosed or incorporated by reference in this Notice, during the past two fiscal years or the current fiscal year to date, there have not been any negotiations, transactions or material contacts between SunLink and its executive officers, directors, and affiliates concerning any:

•	merger;

•	consolidation;

•	acquisition;

•	tender offer for or other acquisition of shares;

•	election of directors; or

•	sale or other transfer of a material amount of assets of SunLink.

Likewise, except as disclosed or incorporated by reference in this Notice, SunLink currently has no definitive plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving SunLink or any of its material subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of SunLink or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of SunLink;

•

any material change in the present board of directors or management of SunLink, including, but not limited to, any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

•	any other material change in SunLink corporate structure or business;

•	the shares being delisted from the NYSE American Exchange;

•	the shares becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of SunLink’s obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition by any person of additional securities of SunLink, or the disposition by any person of securities of SunLink, other than in connection with awards granted to certain employees (including directors and officers) under existing equity incentive plans or pursuant to the Program;

•	any changes in SunLink’s Articles of Incorporation or Code of Regulations or other governing instruments or other actions that could impede the acquisition of control of SunLink;

•

any class of equity securities of SunLink becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE American Exchange; or

•	the suspension of SunLink’s obligation to file reports under the Exchange Act.

Section 9. Source and Amount of Funds; Fees and Expenses

Source and Amount of Funds. The total amount of funds that may be expended for the purchase of shares pursuant to the Program is $750,000. We expect to fund the purchase of the shares purchased under the Program from existing available cash. The Program is not conditioned on the receipt of financing. There are currently no financing plans or arrangements to fund the Program other than from available cash.

Fees and Expenses; Lost Certificates. We have retained an unaffiliated broker-dealer to act as the Company Broker. The Company Broker will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Program, and will be indemnified against certain liabilities in connection with the Program, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Company Broker as described above) in connection with the Program. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, dealers or other nominee shareholders to determine what transaction costs may apply in connection with sales of their shares in open market transactions. However, we will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Notice to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Company Broker for purposes of the Program. We will not pay or cause to be paid any stock transfer taxes, if any, imposed on sellers in connection with the sale of shares to us pursuant to the Program.

Certain officers and employees of the Company may render services in connection with the Program but will not receive any additional compensation for such services.

In the event any eligible shareholder has lost their share certificate(s), such shareholder should contact or have its broker contact the transfer agent for the shares with respect to the procedures required for and the costs associated with the replacement of lost certificates, which may require the shareholder to execute an affidavit with respect to the loss and indemnity instruments.

The estimated costs and fees to be paid by the Company in connection with the Program are as follows:

Legal Fees and Expenses	$40,000
Company Broker Fees and Expenses	14,000	*
Printing and Mailing	4,000
Commission Filing Fee and EDGAR Fees	1,000
Other	5,000

Total	$64,000

*	Only payable if shares are repurchased.

Section 10. Certain Financial Information

This section sets forth certain financial information with respect to the Company.

Ratio of Earnings to Fixed Charges.

The following table shows the Company’s ratio of earnings to fixed charges for the fiscal years completed June 30, 2019 and 2018.

(All amounts in thousands, except per share amounts)

	For the
	Fiscal Years Ended June 30,
	2019	2018
Fixed Charge Ratios	(8.62)	(1.59)
Loss from Continuing Operations before tax	$(2,078)	$(571)
Interest expense	$(241)	$(359)

Selected Historical and Pro Forma Financial Information.

The following tables show (1) selected historical financial information about the Company for the fiscal years ended June 30, 2019 and 2018 and as of and for the nine months ended March 31, 2019; (2) selected pro forma financial information as of and for the fiscal year ended June 30, 2019 and as of and for the nine months ended March 31, 2019, assuming (a) the expenditure of the full funding authorized under the Program and the purchase of an estimated 657,000 shares pursuant to the Program at an assumed purchase price equal to $1.14, the reported average closing market price for the shares for the week ended October 11, 2019; (b) the payment of the fees and expenses related to the offer of approximately $64,000; and (c) the prepayment of debt of $2,500,000. The selected unaudited pro forma financial information assumes that the expenditure of funds for the purchase of shares authorized for purchase under the Program and the assumed number of shares purchased was completed at the beginning of our fiscal 2019 fiscal year for the statement of operations data and at June 30, 2019 and March 31, 2019, respectively, for balance sheet information.

The selected unaudited pro forma financial information is intended for informational purposes only and does not purport to be indicative of the results that would actually have been obtained if the Program had been completed at the dates indicated or that may be obtained at any date in the future. The following selected unaudited pro forma consolidated financial data is based on available information and various estimates and assumptions. We believe that these assumptions provide a reasonable basis for presenting all of the significant effects of the Program and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial information. We have included the following unaudited pro forma financial information solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the impact of the Program on the Company. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Notice under “Forward Looking Statements” and incorporated by reference herein from the Company’s Annual Report on Form 10-K.

The following selected historical financial data has been derived from our historical financial statements included in our Annual Report on Form 10-K for the Year Ended June 30, 2019 which has been filed with the SEC, and should be read in conjunction with those financial statements.

SunLink Selected Historical Financial Data

(All amounts in thousands, except per share amounts)

	As of and for the Fiscal Years Ended June 30,		As of and for the Nine Months Ended March 31,
	2019	2018	2019	2018
Net Revenues	$45,618	$45,209	$34,719	$34,990
(Loss) from continuing operations	(1,996)	(226)	(853)	383
Net (loss)	(1,754)	(1,593)	467	(139)
(Loss) per share from continuing operations
Basic	(0.28)	(0.03)	(0.12)	0.04
Diluted	(0.28)	(0.03)	(0.12)	0.04
Net (loss) per share:
Basic	(0.25)	(0.19)	0.06	(0.02)
Diluted	(0.25)	(0.19)	0.06	(0.02)
Total Assets	24,419	26,176	27,060	27,791
Long-term debt, including current maturities, net of debt issuance cost	2,963	3,058	3,058	3,121
Shareholders’ equity	$15,043	$17,186	$17,271	$18,587
Book value per share	$2.15	$2.34	$2.47	$2.51

	Unaudited Pro Forma Financial Data			Unaudited Pro Forma Financial Data
	(All amounts in thousands, except for per share)			(All amounts in thousands, except for per share)

	As of June 30, 2019			As of March 31, 2019
	As Reported	Share Repurchase Program and Debt Prepayment Pro Forma Adjustments	Pro Forma Results	As Reported	Share Repurchase Program and Debt Prepayment Pro Forma Adjustments	Pro Forma Results
Cash and cash equivalents	$7,742	$(3,314)	$4,428	$9,160	(3,314)	$5,846
Other current assets	8,916		8,916	9,918		9,918
Total current assets	16,658	(3,314)	13,344	19,078	(3,314)	15,764
Total assets	24,419	(3,314)	21,105	$27,060	(3,314)	23,746
Current liabilities	8,410	(2,340)	6,070	6,040		6,040
Long-term liabilities	966		966	3,749	(2,340)	1,409
Total shareholders’ equity	15,043	(974)	14,069	17,271	(974)	16,297
Total liabilities and shareholders’ equity	$24,419	$(3,314)	$21,105	$27,060	(3,315)	$23,746
Book value per share	$2.15		$2.22	$2.47		$2.57

	Unaudited Pro Forma Financial Data (all amounts in Thousands, except for per share) For Net Fiscal Year Ended June 30, 2019				Unaudited Pro Forma Financial Data (all amounts in Thousands, except for per share) For the nine months ended March 31, 2019
	As Reported	Share Repurchase Program and Debt Repayment Pro Forma Adjustments*		Pro Forma Results	As Reported	Share Repurchase Program and Debt Prepayment Pro forma Adjustments	Pro Forma Results
Net revenues	$45,618	$		$45,618	$34,719	$—	$34,719
Operating (loss)	(2,314)			(2,314)	(1,348)	—	(1,348)
(Loss) from Continuing Operations before income taxes	(2,078)		2	(2,080)	(1,079)	(39)	(1,118)
(Loss) from Continuing Operations	$(1,996)		$2	$(1,994)	(853)	(39)	(892)
(Loss) per Share from Continuing Operations:
Basic	$(0.28)			$(0.31)	$(0.12)		$(0.14)
Diluted	$(0.28)			$(0.31)	$(0.12)		$(0.14)
Weighted-average shares outstanding:
Basic	7,149		(657)	6,492	7,203	(657)	6,546
Diluted	7,149		(657)	6,492	7,203	(657)	6,546
Earnings to Fixed Charges	(8.62)			(26.28)	(5.83)	—	(17.75)

Section 11. Certain Information About or related to SunLink’s Executive Officers, Directors

Management Information

Set forth below is a list of our directors and executive officers of the Company, together with their principal occupations. Unless otherwise indicated, all persons have held the positions described as their principal occupation for at least five (5) years.

Directors

Robert M. Thornton, Jr., 70, has been Chairman and Chief Executive Officer of the Company since September 10, 1998, President since July 16, 1996, and was its Chief Financial Officer from July 18, 1997 through August 31, 2002. From October 1994 to the present, Mr. Thornton also has been a private investor and, since March 1995, has been Chairman and Chief Executive Officer of CareVest Capital, LLC, a private investment and management services firm. Mr. Thornton was a director of and held various executive offices with Hallmark Healthcare Corporation from October 1989 until Hallmark’s merger with Community Health Systems, Inc. in October 1994.

Dr. Steven J. Baileys, 65, is a private investor and was Chairman of the Board of SafeGuard Health Enterprises, Inc., a public dental care benefits company, from July 1995 to June 2004. Dr. Baileys was Chief Executive Officer of SafeGuard from April 1995 to February 2000, its President from December 1981 until May 1997, and its Chief Operating Officer from December 1981 until April 1995. Dr. Baileys is licensed to practice dentistry in the State of California.

Gene E. Burleson, 78, is a private investor and was Chairman of PET DRx Corporation from June 2005 to July 1, 2010 and Chief Executive Officer from October 2008 until its acquisition by VCA Antech in July 2010. Mr. Burleson was a director of HealthMont Inc. from September 2000 until its acquisition by SunLink in October 2003. Mr. Burleson served as Chairman of Mariner Post-Acute Network, Inc., from January 2000 to June 2002. Mr. Burleson was Chairman of the Board of GranCare Inc. from October 1990 to November 1997 and President and Chief Executive Officer of GranCare Inc. from December 1989 to February 1997. From June 1986 to March 1989, Mr. Burleson served as President, Chief Operating Officer and Director of American Medical International Inc. (“AMI”). Mr. Burleson served as Managing Director of AMI’s international operations from May 1981 to June 1986.

C. Michael Ford, 80, has been President of Ocmulgee Land Trust, Inc. since July 2011. Mr. Ford was Chief Executive Officer of Newtown Macon, Inc. from November 2003 to March 2014 and was its Chief Financial Officer from October 2002 to November 2003. He was Chairman of the Board of In Home Health, Inc. from February 2000 to December 2000. Mr. Ford also served as Vice President of Development of Columbia/HCA Healthcare Corporation from September 1994 to September 1997, and was Vice President of Marketing of Meditrust Corp. from October 1993 to September 1994.

Howard E. Turner, 77, has been a partner in the law firm of Smith, Gambrell & Russell, LLP, since 1971. Mr. Turner has served in the past as a director of Avlease, Ltd., a lessor of large commercial aircraft, and as an officer and director of Historic Motorsports Holdings, Ltd. Mr. Turner provides legal services to the Company through the law firm, Smith, Gambrell & Russell, LLP, as requested by the Company.

Christopher H. B. Mills, 66, is a Director and the Chief Investment Officer of Harwood Capital Management and has served in such capacity since October 2011. From January 1993 until October 2011, Mr. Mills was a Director and Chief Investment Officer of J.O. Hambro. Mr. Mills also serves as the Managing Director/Investment Manager of North Atlantic Smaller Companies Investment Trust plc and Trident North Atlantic, positions he has held since 1998. From 1984 to 1993, Mr. Mills was a Director of MIM Management Limited.

Executive Officers

In addition to Mr. Thornton, the following are the Company’s two other executive officers:

Mark J. Stockslager, 60, has been SunLink’s Chief Financial Officer since July 1, 2007. He was interim Chief Financial Officer from November 6, 2006 until June 30, 2007. He has been the Principal Accounting Officer since March 11, 1998 and was Corporate Controller from November 6, 1996 to June 4, 2007. He has been associated continuously with our accounting and finance operations since June 1988 and has held various positions, including Manager of U.S. Accounting, from June 1993 until November 1996. From June 1982 through May 1988, Mr. Stockslager was employed by Price Waterhouse & Co.

Byron D. Finn, 69, has been the President of SunLink ScriptsRx, LLC, a subsidiary of the Company, since October 1, 2010. Prior to becoming President of SunLink ScriptsRx, LLC, Mr. Finn was President of Byron D. Finn, CPA, PC, which provided accounting, financial consulting, and litigation support services for clients, including numerous healthcare clients. His experience also includes various positions with The Coca-Cola Company, where he served in a number of financial-related positions and in connection with special projects, and he was previously employed by Ernst & Young. Mr. Finn is a licensed CPA and received his Bachelor of Business Administration and Master of Accountancy degrees from the University of Georgia.

None of the Company’s directors or executive officers have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) and none of such persons have been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the Company’s directors and executive officers is a citizen of the United States except for Mr.  Mills who is a citizen of the United Kingdom.

Section 12. Interests of Directors and Executive Officers; Agreements, Transactions, and Arrangements Concerning the Shares.

Share Ownership by Directors and Executive Officers and Certain Beneficial Owners.

As of September 23, 2019, SunLink’s directors and executive officers as a group (8 persons) reported beneficially owning an aggregate of 3,282,601 shares representing approximately 44.0% of the common shares (such beneficial ownership includes 480,000 shares that may be acquired under options exercisable within 60 days of such date).

If the Program is fully utilized and assuming no exercises of any options, the number of shares owned by our directors and executive officers will depend on any purchases or sales by such persons during the pendency of the Program. If the Program is fully utilized and assuming no exercises of any options, the percentage of shares owned by our directors and executive officers after the expiration of the Program will depend on any purchases or sales by such persons during the pendency of the Program including, in the case of sales by such persons, whether such shares are purchased by the Company pursuant to the Program and retired or whether such shares are purchased by other persons. if none of our executive officers, directors and their affiliates sell shares in the open market and if the Program is fully subscribed with purchases at $1.11 per share, the closing price of the shares on the day prior to the announcement of the Program, the Company would purchase 675,000shares, the number of outstanding shares would decrease to 6,310,505, the percentage of outstanding shares held by affiliates would increase to approximately 44.4% and their beneficial ownership would increase to approximately 48.3%.

Our directors and executive officers may, subject to applicable law and the Company’s applicable policies and practices, sell shares from time to time in private or open market transactions or future tender offers, if any, at prices that may be more or less favorable than prevailing market prices during the pendency of the Program.

Holders of options for the purchase of shares (including persons our directors and executive officers) are eligible to participate in the Program if they elect to exercise their options and sell the shares issuable thereunder in open market transactions. As of September 30, 2019, 595,000 shares were issuable pursuant to outstanding awards of options (all of which were fully vested and exercisable as of such date); at exercise prices ranging from $0.71 to $2.09 per share which have been issued under applicable equity award plans. The following table sets forth, as of September 23, 2019 (unless otherwise indicated in the footnotes), certain information with respect to our shares reported as owned beneficially by each director, by each “named executive officer”, and by all directors and named executive officers as a group. Except as noted in the footnotes, each of the persons listed has sole investment and voting power with respect to the shares included in the table.

	Common Shares Beneficially Owned As of September 23, 2019
Name(1)	Number(2)		% of Class(3)
Robert M. Thornton, Jr.	643,343	(4)	9.1
Director, Chairman, President and Chief Executive Officer
Mark J. Stockslager	160,926	(5)	2.3
Chief Financial Officer and Principal Accounting Officer
Byron D. Finn	0		*
President, SunLink ScriptsRx, LLC
Dr. Steven J. Baileys	962,844	(6)	13.7
Director
Gene E. Burleson	127,243	(7)	1.8
Director
C. Michael Ford	94,122	(7)	1.3
Director
Howard E. Turner	437,577	(7)	6.2
Director
Christopher H. B. Mills	856,546	(7)(8)	12.2
Director
Nicholas Berggruen Charitable Trust	374,852	(9)	5.4
Wittenberg Investment Management, Inc.	716,549	(10)	10.3
Directors, Nominees and Executive Officers as a group (8 persons)	3,282,601	(11)	44.0

*	Less than 1%.
(1)	The address of the named director or officer is c/o SunLink Health Systems, Inc., 900 Circle 75 Parkway, Suite 1120, Atlanta, Georgia 30339.
(2)

Information with respect to beneficial ownership is based upon information furnished by each owner unless otherwise indicated. None of the shares beneficially owned by the named officers and directors are the subject of any pledge agreement or arrangement or margin account.

(3)

The percent of outstanding common shares owned is determined by assuming that in each case the person only, or group only, exercises his, her or its rights to purchase all of the common shares underlying options held by such person or group that are exercisable as of September 23, 2019, or that will become exercisable within 60 days after that date and based on 6,986,855 outstanding shares as of such date.

(4)

Includes 120,000 shares that may be acquired under options exercisable within 60 days of September 23, 2019. Also includes 203,584 shares owned by CareVest Capital, LLC (“CareVest”). Mr. Thornton owns 100% of the outstanding voting interests of CareVest.

(5)	Includes 60,000 shares that may be acquired under options exercisable within 60 days of September 23, 2019.
(6)

Includes 60,000 shares that may be acquired under options exercisable within 60 days of September 23, 2019. Also includes 574,602 shares held by Beilihis Investments, LLC (“Beilihis”), which is a private investment firm. Dr. Baileys is the managing member of Beilihis.

(7)	Includes 60,000 shares that may be acquired under options exercisable within 60 days of September 23, 2019.
(8)

Includes aggregate holdings under a joint filing on a Schedule 13D dated October 12, 2018 and filed with the SEC on October 15, 2018 by Harwood Capital LLP, formerly known as North Atlantic Value, LLP (“Harwood Capital”), Christopher H. B. Mills, and North Atlantic Smaller Companies Investment Trust Plc (“NASCIT”) (collectively, the “Group”). The following information is based solely on such filing and subsequent information provided by Mr. Mills. Harwood Capital is a limited liability partnership organized under the laws of England with its principal office and business at 6 Stratton Street, London W1J 8LD England. Harwood Capital is a firm authorized by the United Kingdom’s Financial Conduct Authority and its principally engaged in the business of investment management of active value and private equity investments, as well as to its private clients. Mr. Mills is a British citizen whose business address is 6 Stratton Street, London W1J 8LD England. His principal employment includes service as director and chief executive of NASCIT and as chief investment officer and member of Harwood Capital. NASCIT is a corporation organized under the laws of England with its principal office and business at 6 Stratton Street, London W1J 8LD England. NASCIT is a publicly-held investment trust company. Mr. Mills is director and chief executive of NASCIT and Harwood Capital acts as manager. The aggregate number of the outstanding shares reported by the Group in such Schedule 13D to be beneficially owned by each member and, to the knowledge of the Group, by each other person who may be deemed to be a member of the Group was as follows (shares held by Harwood Capital included 745,402 shares held by NASCIT and 51,144 shares held by certain private clients of Harwood Capital) and excluded options held by Mr. Mills:

Group Member	Aggregate Number of Shares	Number of Shares: Sole Power to Vote	Number of Shares: Shared Power to Vote	Number of Shares: Sole Power to Dispose	Number of Shares: Shared Power to Dispose
Harwood Capital	796,546	0	796,546	0	796,546
NASCIT	745,402	0	745,402	0	745,402
Christopher H. B. Mills	796,546	0	796,546	0	796,546

(9)

Includes aggregate holdings under a joint filing on Schedule 13G dated and filed with the SEC on February 9, 2018 by Berggruen Holdings Ltd. (“BHL”), a BVI corporation and Nicholas Berggruen Charitable Trust (“NBCT”), a BVI trust. The following information is based solely on such filing. All of the shares of BHL are owned by the NBCT. The trustee of NBCT is Maitland Trustees Limited, a BVI corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of the Company. Nicolas Berggruen, a United States citizen, is one of three directors of BHL, and as such, does not have beneficial ownership of any Common Shares beneficially owned by BHL. The principal business address of NBCT is: Midocean Chambers P.O. Box 805 Road Town, Tortola British Virgin Islands. BHL and NBCT report shared voting and dispositive power with respect to all of the reported shares listed above.

(10)

Includes holdings reported on Schedule 13G dated March 15, 2016 by Wittenberg Investment Management, Inc. (“WIM”) and Joel B. Wittenberg (“Wittenberg”) and filed with the SEC on February 10, 2017. The following information is based solely on such filing. WIM is a California corporation, with its principal office located at 650 Concord Street, Suite 203, Carlisle, Massachusetts 01741. Wittenberg is a U.S. citizen whose principal business address is 650 Concord Street, Suite 203, Carlisle, Massachusetts 01741. Wittenberg is deemed the beneficial owner of the 716,549 shares beneficially owned by WIM. WIM and Wittenberg report shared voting and dispositive power with respect to all of the reported shares.

(11)	Includes 480,000 shares that may be acquired under options exercisable within 60 days of September 23, 2019, 203,584 shares owned by CareVest, and 574,602 shares owned by Beilihis.

Shares Intended for Sale during the Pendency of the Program.

The following table sets forth, as of October 14, 2019, information known to the Company with respect to the intention by each named executive officer, by each director and by each of their respective affiliates as of such date to sell some or all of their shares in open market transactions during the pendency of the Program and the number of shares which they have informed the Company that they anticipate selling during the pendency of the Program:

Name	Selling Shareholder	Number of Shares Expected to be Sold
Robert M. Thornton, Jr	N/A	0
Director, Chairman, President and Chief Executive Officer
Mark J. Stockslager	N/A	0
Chief Financial Officer and Principal Accounting Officer
Byron D. Finn	N/A	0
President, SunLink ScriptsRx, LLC
Dr. Steven J. Baileys	N/A	0
Director
Gene E. Burleson	N/A	0
Director
C. Michael Ford	N/A	0
Director
Howard E. Turner	N/A	0
Director
Christopher H. B. Mills	N/A	0
Director

Investors are cautioned that none of the named executive officers, directors or their respective affiliates is subject to any contractual obligation to sell or refrain from selling their shares during the pendency of the Program whether in open market transactions or otherwise. Except with respect to the Company’s executive officers and directors as discussed above or their affiliates, we do not know whether any person who beneficially owns 5% or more of our shares intends to sell any shares in open market transactions during the pendency of the Program.

Golden Parachute Compensation.

Executive Officers

Although the purchase of shares pursuant to the Program will not give rise to a “change of control” under either applicable plan definitions or definitions applicable to agreements between the Company and its executive officers (which definitions are described in detail in the Company’s proxy statement for its most recent annual meeting which statement is incorporated by reference in this Notice), applicable SEC rules require the disclosure of certain potential benefits which would have been realized in connection with a change in control for the Company’s principal executive officer, principal financial officer, and remaining executive officer for fiscal 2019 assuming a change in control and termination occurred as of September 30, 2019, the latest practical date for purposes of computing such information.

The following table sets forth certain potential benefits which would have been realized in connection with a change in control and termination of employment without cause or at the election of the executive for the Company’s principal executive officer, principal financial officer, and the Company’s sole other named executive officer for fiscal year 2019 assuming the change in control and termination occurred as of the last day of the most recently completed fiscal year.

Name and Principal Position	Continued Base Salary(1) $	Lump Sum Salary Bonus and Incentive Compensation Payment(2) $	Value of Health and Insurance Benefits(3) $	Value of Accelerated Equity Awards(4) $	Total Termination Benefits $
Robert M. Thornton, Jr.	915,000	0	22,279	0	937,279
Chairman, President and Chief Executive Officer
Mark J. Stockslager	190,000	N/A	N/A	N/A	190,000
Chief Financial Officer and Principal Accounting Officer
Byron D. Finn	100,000	N/A	N/A	N/A	100,000
President, SunLink ScriptsRx, LLC

(1)	The thirty-month continued base salary benefit is to be paid in accordance with the Company’s regularly scheduled pay periods over the applicable benefits period.
(2)

In the event of a change in control to be calculated as a pro rata portion of any annual bonus for which goals have been proportionately met prior to termination and without regard to any requirement to be employed on payment date. Such payment shall be made after an audit of annual results in accordance with the applicable plan. Because bonus amounts payable to Mr. Thornton for 2019 were, and for 2020 are, based on the judgment of the compensation committee in its sole discretion, the reported pro forma change of control bonus amount is zero.

(3)

Calculated based on the aggregate health insurance premiums payable over twenty four months and assuming the exercise of all rights of the covered individual under COBRA, without adjustment for increases in cost, plus premiums for supplemental life insurance, without adjustment for increases in cost, multiplied by the assumed actuarial lives of the persons provided supplemental life insurance benefits or the maximum supplemental life insurance benefit period if shorter.

(4)

Calculated based on the sum of the number of accelerated option awards, multiplied by the positive difference, if any, between the exercise price of such option and the market price of the Company’s common shares at June 30, 2019.

Directors

No directors of the Company will receive any compensation or payments in connection with the Program or purchases thereunder.

Agreements, Transactions, and Arrangements Concerning SunLink Shares

The only material agreements between the Company and any other person concerning the shares are option award agreements between the Company and its executive officers and directors, the plans under which such option awards have been issued, the employment agreement between the Company and Mr. Thornton, and a letter agreement entered into in June 2017 whereby Mr. Mills agreed with the Company to resign from the Board of Directors in the event that the percentage of shares held by Mr. Mills and his “group” at any time equals less than 5% of the Company’s fully diluted shares. Mr. Thornton’s employment agreement provides for the acceleration of his unvested options in the event of a “change in control.” The purchase of shares pursuant to the Program will not constitute a change in control.

Option award agreements between the Company and its executive officers have granted options to purchase shares, with a ten-year term, at the fair market value of such shares as of the date of the option grant. For executive officers, vesting of such options is generally based on continued service and the passage of time, subject to acceleration upon the occurrence of various events. Neither the adoption of the Program or the purchase of any shares thereunder will result in the acceleration of vesting or any other benefit under any such option agreements.

Option agreements between the Company and its directors have granted options to purchase shares, with a ten-year term, at the fair market value of such shares as of the date of the option grant. For directors, such options vested in full as of the date of grant. The Program will not result in any benefit under such option agreements.

Except as set forth below, there have been no transactions or series of similar transactions between the Company and its executive officers and directors with respect to the Company or its shares in excess of $60,000 for any individual executive officer or director (than the payment of ordinary salary, bonus, and other compensation to the executive officers as described in the Company’s most recent proxy statement) during the current fiscal year or the two most recent full fiscal years of the Company.

In connection with the January 2017 Offer, one director and one former director of the Company or their affiliates tendered shares in the January 2017 Offer. Karen B. Brenner, a former director of the Company and/or her immediate family and related entities tendered an aggregate of 45,357 shares into the Offer. Clients of Fortuna Asset Management, LLC, an investment advisory firm of which Ms. Brenner is the President directed Fortuna to tender an aggregate of 49,245 additional shares in the January 2017 Offer. Finally, CareVest Capital, LLC, an entity of which Mr. Thornton owns 100% of the voting interests, tendered an aggregate of 29,800 shares into the January 2017 Offer. No other officers or directors of the Company tendered any shares in the January 2017 Offer. All of such tendered shares were purchased by the Company pursuant to the January 2017 Offer at a purchase price of $1.50 per share.

In connection with the December 2017 Tender Offer, certain current or former executive officers, directors, or their affiliates sold shares that were purchased by the Company pursuant to the December 2017 Tender Offer as set forth in the following table.

Name	Shares Sold	Aggregate Consideration Received
Robert M. Thornton, Jr.	18,702	$29,923
Mark J. Stockslager	2,337	$3,739
Dr. Steven J. Baileys	93,514	$149,622
C. Michael Ford	23,378	$37,405
Howard E. Turner	24,781	$39,650
Christopher H. B. Mills	699,511	$1,119,218
Karen Brenner	20347	$32,552

Also on June 1, 2018, the Company purchased 70,000 shares from Steven Baileys at a purchase price of $1.40 per share in a privately negotiated transaction for an aggregate consideration of $98,000.

Recent Securities Transactions.

Based upon our records and upon information provided to us by our executive officers, directors, their affiliates and our subsidiaries, neither we nor any of our directors, executive officers, their affiliates or our subsidiaries has effected any transactions in shares during the 60 days prior to the date of this Notice.

On September 9, 2019, the board granted fully vested options to each non-management director to purchase 10,000 shares at an exercise price of $1.38 per share. Also on September 9, 2019, Mr. Thornton and Mr. Stockslager surrendered out-of-the-money options to the Company for no consideration. Mr. Thornton surrendered options for 130,000 shares, of which 30,000 options had an exercise price of $1.79 per share with an expiration date of September 10, 2025 and 100,000 options had an exercise price of $2.09 per share with an expiration date of September 12, 2021. Mr. Stockslager surrendered options for 35,000 shares, of which 20,000 options had an exercise price of $2.09 per share with an expiration date of September 12, 2021 and 15,000 options had an exercise price of $1.79 per share with an expiration date of September  10, 2025.

Section 13. Legal Matters; Regulatory Approvals

Except as described in this Notice, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Program or any Deregistration or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or cancellation of shares as contemplated by the Program or for any subsequent Deregistration other than required filings with the SEC in connection with any such Deregistration. Should any such approval or other action be required, we currently contemplate that we will seek such approval or take such other action. We cannot predict whether we may determine that we are required to delay the Program, the purchase of shares pursuant to the Program or any subsequent Deregistration pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.

Section 14. Material U.S. Federal Income Tax Consequences

The following discussion is a summary of material U.S. federal income tax consequences to our shareholders of a sale of shares for cash in an open market transaction where the shares are purchased by the Company pursuant to the Program. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose “functional currency” is not the U.S. dollar, partnerships or other entities treated as partnerships or pass-through entities for U.S. federal income tax purposes (or their investors or beneficiaries), persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, banks, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States or personal holding companies). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations that may be applicable to particular shareholders. Further, this summary assumes that shareholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Program or that any such position would not be sustained.

As used herein, a “United States Holder” means a beneficial owner of shares that is (1) an individual citizen or resident alien of the United States for U.S. federal income tax purposes, (2) a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United

States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. As used herein, a “Non-United States Holder” means a beneficial owner of shares that is neither (i) a United States Holder, nor (ii) a partnership or other entity classified as a partnership for U.S. federal income tax purposes. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of a sale of shares for cash in an open market transaction where the shares are purchased by the Company pursuant to the Program.

Each shareholder is advised to consult its own tax advisor to determine the U.S. federal, state, local, foreign and other tax consequences to it of the Program.

Tax Consequences to Shareholders Who Do Not Participate in the Program.

Shareholders who do not sell shares in open market transactions to the Company pursuant to the Program will not incur any U.S. federal income tax as a result of the sale of shares for cash by other shareholders to the Company pursuant to the Program.

Tax Consequences to United States Holders.

Characterization of the Purchase of Shares by the Program pursuant to open market sales. A sale of shares for cash in an open market transaction generally will be treated as a taxable sale even if such shares are purchased by the Company pursuant to the Program or as a taxable distribution with respect to such shares.

A United States Holder’s sale of shares for cash in an open market transaction to the Company pursuant to the Program will be treated as a sale or exchange of the shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the exchange (i) results in a “complete termination” of the United States Holder’s stock interest in us; (ii) is a “substantially disproportionate” redemption with respect to the United States Holder; or (iii) is “not essentially equivalent to a dividend” with respect to the United States Holder.

In determining whether any of these tests have been met, a United States Holder must take into account not only the shares that the United States Holder actually owns, but also the shares that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a United States Holder will be considered to own those shares owned, directly or indirectly, by certain members of the United States Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as shares the United States Holder has an option to purchase. United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

A United States Holder’s sale of shares for cash in an open market transaction to the Company pursuant to the Program will result in a “complete termination” of the United States Holder’s equity interest in us if either (1) all of the shares in the Company actually and constructively owned by the United States Holder are sold in an open market transaction to the Company pursuant to the Program or (2) all of the shares in the Company actually owned by the United States Holder are sold for cash in an open market transaction to the Company pursuant to the Program and the United States Holder is eligible to waive, and effectively waives, the attribution of all shares in the Company constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code. A United States Holder may also satisfy the “complete termination” test if, in the same transaction, some of its shares in the Company are sold for cash in an open market transaction to the

Company pursuant to the Program and all of the remainder of its shares in us are sold or otherwise transferred to a third party so that after the transaction the United States Holder no longer owns (actually or constructively) any shares in the Company. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.

A United States Holder’s sale of shares for cash in an open market transaction to the Company pursuant to the Program will result in a “substantially disproportionate” redemption with respect to the United States Holder if, among other things, the percentage of the outstanding voting shares in the Company actually and constructively owned by the United States Holder immediately after the purchase (treating all shares purchased by the Company as not outstanding) is less than 80% of the percentage of the outstanding voting shares in the Company actually and constructively owned by the United States Holder immediately before the sale of shares for cash in an open market transaction to the Company pursuant to the Program (treating all shares purchased by the Company pursuant to the Program as outstanding) and immediately following the purchase the United States Holder actually and constructively owns less than 50% of the Company’s total combined voting power. United States Holders should consult their own tax advisors concerning the application of the “substantially disproportionate” test to their particular circumstances.

The purchase of a United States Holder’s shares by us in an open market transaction pursuant to the Program will generally be treated as “not essentially equivalent to a dividend” if it results in a meaningful reduction of the United States Holder’s proportionate interest in us. Whether a United States Holder meets this test depends on the United States Holder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of 1% or less) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” United States Holders should consult their own tax advisors as to the application of this test to their particular circumstances.

Due to the factual nature of these tests, United States Holders should consult their tax advisors to determine whether the purchase of a United States Holder’s shares by the Company in an open market transaction pursuant to the Program qualifies for sale or exchange treatment in their particular circumstances.

Sale or Exchange Treatment. If the receipt of cash by a United States Holder pursuant to the purchase of a United States Holder’s shares by us in an open market transaction pursuant to the Program is treated as a sale or exchange (as described above) of such shares for U.S. federal income tax purposes pursuant to Section 302 of the Code, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in an open market transaction pursuant to the Program for U.S. federal income tax purposes. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of U.S. federal income tax on long-term capital gain. A United States Holder’s ability to deduct capital losses may be limited. Gain or loss must be determined separately for each block of shares (generally, shares acquired by a United States Holder at the same cost in a single transaction) we purchase pursuant to the Program. A United States Holder may be able to designate, generally through its broker, which blocks of our shares it wishes to sell in open market transaction and the order in which different blocks will be purchased in open market transactions, whether pursuant to the Program or otherwise. United States Holders should consult their own tax advisors concerning the mechanics and desirability of that designation.

Distribution Treatment. If a United States Holder’s receipt of cash attributable to the purchase of shares by the Company in an open market transaction pursuant to the Program does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares in an open market transaction pursuant to the Program will be treated as a distribution to the United States Holder with respect the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such United States Holder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 23.8% (including 3.8% net investment income tax) with respect to any such dividend income. To the extent that the amount of the distribution exceeds the Company’s current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares purchased by the Company in an open market transaction pursuant to the Program. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such shares. The selling shareholder’s basis in the shares purchased by the Company in an open market transaction pursuant to the Program (after any reduction as noted above) will be allocated to other shares of stock in the Company held by the selling shareholder. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate shareholders should consult their own tax advisors regarding the U.S. federal tax consequences of sales in an open market transaction where the shares are purchased by the Company pursuant to the Program in relation to their particular facts and circumstances.

Additional Tax on Net Investment Income. An additional 3.8% tax may be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. “Net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as the shares. You should consult your tax advisor with respect to this additional tax.

Tax Consequences to Non-United States Holders.

Sale or Exchange Treatment. Gain realized by a Non-United States Holder attributable to the purchase of shares from such holder by the Company in an open market transaction pursuant to the Program generally will not be subject to U.S. federal income tax if the sale is treated as a sale or exchange for U.S. federal income tax purposes pursuant to the tests of Section 302 of the Code described above under “Consequences to United States Holders—Characterization of the Purchase” unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if an applicable income tax treaty applies, the gain is attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, or (3) our shares that are purchased by the Company from such holder in an open market transaction pursuant to the Program constitute a “United States real property interest” with respect to the Non-United States Holder.

Non-United States Holders described in clause (1) above will be subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates in much the same manner as if such Non-United States Holders were a resident of the United States, and in the case of a corporate Non-United States Holder, such Non-United States Holder may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. An individual described in clause (2) above will be taxed on his or her gains at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of such Non-United States Holder provided that such Non-United States Holder has timely filed U.S. federal income tax returns with respect to such losses.

Our shares will constitute a United States real property interest with respect to a Non-United States Holder if (1) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non- United States Holder held such shares or (ii) the 5-year period ending on the date the Non-United States Holder sells such shares to the Company in an open market transaction pursuant to the Program and (2) the Non-United States Holder actually or constructively owns or has owned (at any time during the shorter of such periods) more than 5% of the Company’s shares. We do not believe that the Company is or has been a United States real property holding corporation at any time during the 5-year period preceding date of this Notice.

Distribution Treatment. If a Non-United States Holder does not satisfy any of the Section 302 tests explained above under “Consequences to United States Holders—Characterization of the Purchase”, the full amount received by the Non-United States Holder with respect to the Company’s purchase of shares in an open market transaction pursuant to the Program will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares, rather than as an amount received in a sale or exchange of such shares. Because satisfaction of the Section 302 tests is dependent on matters of fact, the Company Broker, may presume, for withholding purposes, that all amounts paid to Non-United States Holders in connection with the sale of their shares in open market transactions where the shares are purchased by the Company pursuant to the Program are distributions. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see “Consequences to United States Holders—Distribution Treatment”). However, the Company Broker will generally treat amounts received by a Non-United States Holder with respect to the purchase of shares in open market transactions pursuant to the Program as dividends and not as tax-free returns of capital or capital gains distributions, and such dividends will generally be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty, unless such dividends are effectively connected with a Non-United States Holder’s conduct of a trade or business within the United States. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amounts withheld exceed the Non-United States Holder’s U.S. federal income tax liability, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are generally taxed in the manner applicable to United States Holders, as described above. In such cases, the Non-United States Holder will not be subject to withholding so long as such Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See above with respect to the Company Broker’s application of U.S. federal income tax withholding to payments made to Non-United States Holders.

United States Federal Income Tax Backup Withholding. Under the U.S. federal income tax laws, payments to a shareholder may be subject to “backup withholding” at the applicable statutory rate (currently at a rate of 24%) unless such shareholder (a) provides a correct taxpayer identification number and any other required information and otherwise complies with applicable requirements of the backup withholding rules or (b) is an exempt recipient and, when required, demonstrates this fact. A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. To prevent backup withholding on payments made pursuant to the Program, a shareholder that is a U.S. person (as defined in the instructions to the IRS Form W-9) may be required to provide its applicable withholding agent with the shareholder’s correct taxpayer identification number and certify that the shareholder is not subject to backup withholding. In order to eliminate any U.S. backup withholding, a shareholder that is not a U.S. person should provide its applicable withholding agent with the appropriate IRS Form W-8, attesting to that shareholder’s non-U.S. status. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability, and may claim a refund if they timely provide certain required information to the IRS.

This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under U.S. federal income tax laws. You are advised to consult with your own tax advisor to determine the particular tax consequences to you of the offer, including the applicability and effect of state, local and foreign tax laws.

Section 15. Miscellaneous

Where You Can Find More Information.

We are subject to the informational filing requirements of the Exchange Act and, in accordance with these requirements, are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. In connection with the Program, we have also filed a Schedule 13E-3, which includes additional information and documentation with respect to the Program.

Incorporation by Reference.

The rules of the SEC allow us to “incorporate by reference” information into this Notice, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This Notice incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

Quarterly Report on Form 10-Q	Quarter Ended March 31, 2019; Filed on May 14, 2019.

Annual Report on Form 10-K	Fiscal Year ended June 30, 2019; Filed on September 27, 2019.

Definitive Proxy Statement on Schedule 14A	Filed on September 27, 2019.

SunLink files reports, proxy statements or other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements, regarding SunLink and other issuers that make filings electronically with the SEC. The address of such website is www.sec.gov.

You may also request a physical copy of this Notice along with SunLink’s filings incorporated by reference herein, excluding certain exhibits, at no cost, by writing or telephoning us at our principal executive office at the following address:

SunLink Health Systems, Inc.

900 Circle 75 Parkway

Suite 1120

Atlanta, Georgia 30339,

United States

Telephone: (770) 933-7000

Copies of these filings are also available, without charge, on our website at www.sunlinkhealth.com.

FORWARD-LOOKING STATEMENTS

This Notice contains a number of forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts and may be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue” or the negation thereof or similar expressions. Forward-looking statements include, among others, statements dealing with the Program, the date on which the Program will termination, the purchase of additional shares in the future, the fees and expenses we will incur in connection with the Program or save in connection with Deregistration, and impact of the Program and Deregistration on the listing and tradability of our stock after the Program is completed or Deregistration occurs.

These forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting us and therefore involve a number of uncertainties and risks. Therefore, the actual results of our operations or our financial condition could differ materially from those expressed or implied in these forward-looking statements.

All statements that address future operating, financial or business performance; strategies, initiatives or expectations; future potential sales or other dispositions of assets; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions and the sufficiency of cash resources and reserves also are forward-looking statements. The forward-looking statements are based on our plans expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by our forward-looking statements.

Many important factors could affect our future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements contained or incorporated by reference herein. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond our control, include, but are not limited to, the following:

General Economic, Business, and Market Risks

•

general economic and business conditions in the U.S., both nationwide and in the service areas in which our subsidiaries operate, the latter of which we believe have had an adverse impact on our operations;

•	fluctuations in the markets for equity securities including the impact of such fluctuations on the shares.

Business Segment Risks

•

the ability or inability to operate profitably one or more of the Company’s business segments or facilities or to profitably provide the services provided by or profitably sell the products sold by such segments or facilities;

•	timeliness and amount of reimbursement payments received under government programs;

•	changes in the amount and risk of collectability of accounts receivable, including deductibles and co-pay amounts;

•	risks of changes in estimates of self-insurance claims and reserves;

•	changes in prices of materials and services utilized in our business segments.

Service Market Area Risks

•

the concentration of our businesses in limited service market areas and the nature of the community hospital, nursing home, and pharmacy products and services businesses in the service areas in which our subsidiaries operate;

•

depressed economic conditions in one or more of the service markets in which our subsidiaries operate, the risk of increases in uninsured and/or underinsured patients due to unemployment or other adverse conditions in one or more of the service areas where our subsidiaries operate including potential higher bad debt amounts; and

•

adverse demographic changes based on increases in uninsured and/or underinsured patients due to limited or non-existent private insurance coverage, higher deductibles and co-insurance, or other adverse terms of health insurance coverage for persons in the limited service areas in which our subsidiaries operate, including potential higher bad debt amounts;

•

natural disasters and weather-related events such as earthquakes, hurricanes, flooding, snow, ice and wind damage, and population evacuations affecting the limited service areas in which our subsidiaries operate, and the scope and limits of business interruption insurance for such events.

Regulation and Reimbursement Risks

•	the uncertain prospects for healthcare reform including the uncertain prospects for increased reimbursement for services provided in healthcare facilities located in rural or exurban areas;

•	existing levels of reimbursement under Federal and state insurance exchanges and their rules on reimbursement terms;

•	the decision by the state (Mississippi) in which we operate our remaining hospital and remaining nursing home operations to not expand Medicaid;

•

the decision by the state in which we conduct our pharmacy operations (Louisiana) to expand Medicaid and the implementation of a single preferred drug list across all Medicaid fee-for-service and the impact of such preferred drug list on the drugs typically provided by our pharmacy operations and the impact of a new subscription model where Louisiana pays a fixed cost to a manufacturer in exchange for an unlimited number of prescriptions for direct acting antivirals for individuals in the Medicaid program or in state prisons;

•

changes in the levels and terms of government (including Medicare, Medicaid and other programs) reimbursement for healthcare facilities, healthcare services, and pharmacy products and services; particularly: Medicare and Medicaid reimbursements, indigent care reimbursements (such as Medicare Upper Payment Limits and, Disproportionate Share Hospital adjustments) pharmacy reimbursements (including average wholesale price limits, and provide reimbursement (including the payment arrangements and terms of managed care agreements);

•

the uncertain prospects of enactment of additional Federal healthcare reform laws or State reform laws in states where our subsidiaries operate our hospital and nursing facilities or provide pharmacy goods and services (including Medicaid waivers, bundled payment billing, auditing by accountable care and similar organizations, competitive bidding requirements and other reforms);

•

the efforts of governments, insurers, healthcare provider referral services, and others to contain healthcare costs including through stricter utilization review, reducing the number of vendors to obtain greater rebates, eliminating or renegotiating contracts with pharmacy benefit managers, and cost containment efforts focused on high cost drugs; and

•	continued qualification of our facilities and programs to participate in government and private reimbursement programs based on the conduct of the operations and the conditions of our facilities.

Certain Specific Operating Risks

•

the impact on services and products of the treatment of patients, especially senior patients, in lower acuity healthcare settings, whether with drug therapy or in alternative healthcare settings, such as assisted living and retirement homes, surgery centers, and urgent care centers;

•

the availability of, and our ability to attract and retain, sufficient qualified staff physicians, management, nurses, pharmacists, information technology staff, and other staff personnel for our operations;

•	changes in wages as a result of inflation or competition for physician, nursing, pharmacy, management, information technology staff, and other staff positions;

•	the cost and availability of insurance coverage including professional liability (e.g., medical malpractice) and general liability insurance;

•

the risks of cyberattacks, particularly data disclosure and business disruption, ransomware or and distributed denial of service attacks on the information systems of the Company or our subsidiaries, including attacks due to potential inadequate security of our information technology infrastructure or networked medical or other devices, the extent of the network segregation and network segmentation of the information technology systems of the Company and our operating subsidiaries, the number and expertise of our cybersecurity personnel, the scope of our cybersecurity resources, the high dollar value of patient and customer data—including personal medical information—to hackers, the extent of, and deductibles under, our insurance policies providing coverage against losses attributable to cyberattacks, and the potential vulnerability of our information technology systems to compromise through the use of phishing, malware or social engineering methods to compromise security.

Financing, Working Capital, Tax, and Accounting Risks

•

the ability or inability to borrow additional money on acceptable terms, if at all, and the need for the Company to rely upon available cash, cash from operations, and cash from asset sales to fund its cash requirements for working capital, capital expenditures, capital and other commitments, and payments of principal and interest on existing indebtedness of the Company and its operating subsidiaries;

•	changes in borrowing capacity and interest rates under existing lending agreements and other indebtedness;

•	the ability or inability to comply with financial and other covenants under existing lending agreements and other indebtedness;

•	the ability or inability to refinance existing indebtedness and the potential effects of potential defaults under existing lending agreements and other indebtedness;

•	restrictions imposed by existing lending agreements or other indebtedness or modifications thereof, including the imposition of prepayment obligations;

•	the potential loss of, or inability to utilize, net operating loss carryforwards; and

•	changes in accounting principles generally accepted in the U.S.

Disposition, Capital Improvement, and Acquisition Related Risks

•	the timing of, and the ability or inability, if at all, to dispose of underperforming facilities, business lines or business segments, either in whole or in part, on acceptable terms;

•

the ability to timely implement capital improvements at or to existing facilities, renovate existing facilities or construct or acquire replacement facilities, and the ability to implement new or enhanced or expanded services with respect to existing facilities or business segments; and

•	identification of, and competition for, attractive investments in the healthcare or other industries.

Liabilities, Claims, Obligations, and Other Similar Risks

•

claims under leases, guarantees, disposition agreements, and other obligations relating to discontinued operations, including claims with respect to sold or leased facilities, retained liabilities or retained subsidiaries;

•	potential adverse consequences of known and unknown government investigations or future government or Joint Commission inspections;

•	claims for product and environmental liabilities from continuing and discontinued operations; and

•	professional, general, and other claims which may be asserted against us.

The foregoing are significant factors we think could cause our actual results to differ materially from expected results. However, there could be additional factors besides those listed herein that also could affect SunLink in an adverse manner.

You should read this Notice completely and with the understanding that actual future results may be materially different from what we expect. You are cautioned not to unduly rely on forward-looking statements when evaluating the information presented in this Notice or our other disclosures because current plans, anticipated actions, and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on behalf of SunLink.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing factors and the other risk factors set forth elsewhere in our other filings with the SEC. We caution readers that the important factors set forth above, as well as factors discussed in other documents filed by us with the SEC, among others, could cause our actual results to differ materially from statements contained in this Notice.

These and other factors are discussed in our SEC filings, including our most recent annual report on Form 10-K, and our most recent Current Reports on Form 8-K, each of which is incorporated by reference herein. To the extent the Company determines that it must incorporate any documents filed in the future, it will amend its Notice.

All subsequent written forward-looking statements concerning the Offer or other matters addressed in this Notice and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Except as required by applicable law, we do not undertake any obligation to release publicly any revisions, update or revise such forward-looking statements to reflect new information, events or circumstances after the date of this Notice or to reflect the occurrence of unanticipated events.

RELIANCE ON OTHER INFORMATION

None of the Company, the Board or the Company Broker has made any recommendation to you as to whether you should sell or refrain from selling your shares. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to sell your shares, whether into the market or otherwise, and, if so, how many shares to sell. Because of the nature of open market transactions and the Program, you will not know whether your shares are being purchased by the Company or some other market participant. You should rely only on the information contained in this Notice or to documents to which we have referred you with respect to the Program. Our delivery of this Notice shall not under any circumstances create any implication that the information contained in this Notice is correct as of any time other than the date of this Notice or that there have been no changes in the information included or incorporated by reference herein or in the affairs of SunLink or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Program other than the information and representations contained in this Notice or customary representations made by the broker-dealers with respect to open market transactions and the settlement thereof where the Company Broker is acting solely in its capacity as the Company Broker under the Program. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by the Company, the Board or the Company Broker.

In deciding whether or not to sell your shares in the market or otherwise, you should evaluate the purpose and potential effects of the Program. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

SunLink Health Systems, Inc.

October 15, 2019